EXHIBIT 2.1

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG
INVESTAR HOLDING CORPORATION
BATON ROUGE, LOUISIANA
BOJ BANCSHARES, INC.
JACKSON, LOUISIANA
AND
INVESTAR INTERIM CORPORATION
BATON ROUGE, LOUISIANA
DATED AS OF AUGUST 4, 2017

EXHIBITS

FORM OF BANK MERGER AGREEMENT	A-1
FORM OF VOTING AGREEMENT	B-1
FORM OF NON-COMPETITION AGREEMENT	C-1
FORM OF RELEASE	D-1
EXAMPLE CALCULATION OF ADJUSTED TANGIBLE SHAREHOLDERS’ EQUITY OF BOJ	E-1
CONFIDENTIAL SCHEDULES

AGREEMENT AND PLAN OF REORGANIZATION
This AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered into as of August 4, 2017, by and among Investar Holding Corporation, a Louisiana corporation and registered financial holding company (“Investar”); BOJ Bancshares, Inc., a Louisiana corporation and registered bank holding company (“BOJ”); and Investar Interim Corporation, a Louisiana corporation and wholly-owned subsidiary of Investar (the “Merger Subsidiary”).
WITNESSETH:
WHEREAS, Investar owns all of the issued and outstanding shares of capital stock of Investar Bank, a Louisiana state non-member bank based in Baton Rouge, Louisiana (“Investar Bank”);
WHEREAS, BOJ owns all of the issued and outstanding shares of capital stock of The Highlands Bank, a Louisiana state non-member bank based in Jackson, Louisiana (“Highlands Bank”);
WHEREAS, the respective boards of directors of BOJ and Investar have determined that it is desirable and in the best interests of their respective companies and shareholders to enter into a strategic business combination through the merger (the “Merger”) of the BOJ with and into the Merger Subsidiary on the terms and subject to the conditions set forth in this Agreement, followed by the merger of the Merger Subsidiary with and into Investar;
WHEREAS, for federal income tax purposes, the parties intend that the Merger be treated and qualify as a tax-free reorganization within the meaning of the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, with this Agreement being adopted as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations;
WHEREAS, the parties intend that, following the Merger, Highlands Bank will merge with and into Investar Bank, with Investar Bank surviving the merger, on the terms and subject to the conditions set forth in the Agreement and Plan of Merger attached hereto as Exhibit A (the “Bank Merger Agreement”);
WHEREAS, the respective boards of directors of BOJ and Investar have approved this Agreement and the transactions contemplated by this Agreement; and
WHEREAS, as a condition and inducement to Investar’s willingness to enter into this Agreement, each director and executive officer of BOJ and Highlands Bank have executed and delivered to Investar an agreement to vote in favor of the Merger at any BOJ shareholders’ meeting called for the purpose of considering such matter, and each director of BOJ and Highlands Bank has executed and delivered to Investar a non-competition and confidentiality agreement.
NOW, THEREFORE, in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good, valuable and lawful consideration and cause, the receipt, sufficiency and validity of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
DEFINITIONS; INTERPRETATION
Section 1.01    Definitions. In this Agreement, unless the context otherwise requires or unless otherwise specifically provided in this Agreement:
“Acquisition Agreement” is defined in Section 9.04D.
“Acquisition Proposal” is defined in Section 9.04E.
“Acquisition Transaction” is defined Section 9.04F.
“Adjusted Tangible Shareholders’ Equity” is defined in Section 2.06A.
“Affiliate” means, with respect to any Entity, any other Entity that directly or indirectly controls, is controlled by or is under common control with such Entity. For purposes of this definition, the term “control” means the power to direct the management of such Entity through voting rights, ownership or contractual obligations.
“Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a).
“Aggregate Cash Consideration” is defined in Section 2.05C.
“Aggregate Merger Consideration” is defined in Section 2.05C.
“Aggregate Stock Consideration” is defined in Section 2.05C.
“Agreement” is defined in the Preamble.
“AJCA” means the American Jobs Creation Act of 2004, as amended.
“Average Closing Price” is defined in Section 2.06B.
“Banking Laws” is defined in Section 4.05A.
“Bank Merger” is defined in Section 2.01.
“Bank Merger Agreement” is defined in the Recitals.
“Bankruptcy Exception” means any limitation imposed by any bankruptcy, insolvency, fraudulent conveyance, reorganization, receivership, moratorium or similar law affecting creditors’ rights and remedies generally and, with respect to enforceability, by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is sought in a proceeding at law or in equity.
“BOJ” is defined in the Preamble.

“BOJ Audited Statements” is defined in Section 5.05.
“BOJ Board” means the Board of Directors of BOJ.
“BOJ Contracts” is defined in Section 5.13.
“BOJ Employees” is defined in Section 7.12A.
“BOJ Employee Plan” is defined in Section 5.28A.
“BOJ ESOP” is defined in Section 5.28G.
“BOJ Financial Statements” is defined in Section 5.05.
“BOJ Intellectual Property” is defined in Section 5.17A.
“BOJ Meeting” is defined in Section 7.03A.
“BOJ Options” is defined in Section 2.08.
“BOJ Personal Property” is defined in Section 5.11.
“BOJ Real Property” is defined in Section 5.10A.
“BOJ Shareholder Approval” is defined in Section 7.03A.
“BOJ Stock” means the common stock, $5.00 par value per share, of BOJ.
“BOJ Unaudited Statements” is defined in Section 5.05.
“Business Day” means any day other than a Saturday, a Sunday or a day on which Louisiana state banks are authorized or required to be closed.
“Certificate” is defined in Section 2.11A.
“Change in Recommendation” is defined in Section 7.03A.
“Closing” is defined in Section 3.01.
“Closing Date” is defined in Section 3.01.
“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
“Constituent Documents” means, with respect to any Entity, its certificate or articles of incorporation, bylaws and any similar charter or other organizational documents.

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or similar state law, and (v) under corresponding or similar provisions of foreign laws or regulations.
“Data Conversion” is defined in Section 7.14.
“Determination Date” is defined in Section 2.06A
“Disclosing Party” is defined in Section 7.07A.
“Effective Time” is defined in Section 3.04.
“Entity” means any corporation, firm, unincorporated organization, association, partnership, limited liability company, trust (inter vivos or testamentary), estate of a deceased, insane or incompetent individual, business trust, joint stock company, joint venture or other organization, entity or business, whether acting in an individual, fiduciary or other capacity, or any Governmental Authority.
“Environmental Laws” means the Legal Requirements now or hereafter in effect, relating to pollution, preservation, remediation or protection of the environment, natural resources, human health or safety, or Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; the Hazardous Materials Transportation Authorization Act, as amended, 49 U.S.C. § 5101, et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1201, et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.; the Clean Air Act, 42 U.S.C. § 7401, et seq.; and the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” with respect to an Entity means any other Entity that, together with such first Entity, would be treated as a single employer under Section 414 of the Code.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Agent” means the Entity designated by Investar to effect the exchange of BOJ Stock for the Aggregate Merger Consideration. Unless otherwise designated, the Exchange Agent will be American Stock Transfer & Trust Company LLC.
“FDIA” means the Federal Deposit Insurance Act, as in effect on the date of this Agreement.
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.

“Governmental Authority” means any governmental body, whether administrative, executive, judicial, legislative, police, regulatory, or taxing, including any international, federal, state, territorial, county, municipal or other government or governmental agency, arbitrator, authority, board, body, branch, bureau, or comparable agency or Entity, commission, corporation, court, department, instrumentality, mediator, panel, system or other political unit or subdivision or other Entity of any of the foregoing.
“Hazardous Material” means any pollutant, contaminant, chemical, or toxic or hazardous substance, constituent, material or waste, or any other chemical, substances, constituent or waste including, without limitation, (i) any petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, asbestos, mold, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (ii) any chemicals, materials, waste or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Laws; and (iii) any other chemical, material, waste or substance which is in any way regulated as hazardous or toxic by any Governmental Authority, including mixtures thereof with other materials, and including any regulated building materials such as asbestos and lead; provided, however, that “Hazardous Material” does not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of the business of a Party or its Subsidiary in compliance with all Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.
“Highlands Bank” is defined in the Recitals.
“Highlands Bank Call Report” is defined in Section 5.06.
“Indemnified Party” is defined in Section 7.17A.
“Investar” is defined in the Preamble.
“Investar Annual Financial Statements” is defined in Section 4.04.
“Investar Bank” is defined in the Recitals.
“Investar Bank Stock” is defined in Section 4.02A
“Investar Board” means the Board of Directors of Investar.
“Investar Common Stock” means the common stock of Investar, par value $1.00 per share.
“Investar Expenses” is defined in Section 9.04A(i).
“Investar Interim Financial Statements” is defined in Section 4.04.
“IRS” means the Internal Revenue Service.

“Knowledge,” “knowledge” or any variation thereof means the actual knowledge of the Person, which if an Entity, means the actual knowledge of its board of directors and senior executive officers, after reasonable inquiry.
“LBCA” means the Louisiana Business Corporation Act, La. Rev. Stat. §§12:1 et seq.
“Legal Requirement” means collectively, with respect to a Person, any (i) federal, state, local, municipal or other constitution, law, ordinance, code, rule, regulation, statute, treaty, or administrative pronouncement having the force of law, (ii) any order, judgment, decree, decision, ruling, writ, assessment, charge, stipulation, injunction or other determination of any Governmental Authority, or any arbitration award entered into by an arbitrator, in each case having competent jurisdiction to render such, or (iii) other similar requirement enacted, adopted or promulgated by any Governmental Authority, in each case, that is binding upon or applicable to such Person, as amended, unless expressly specified otherwise.
“Lien” means any mortgage, lien (statutory or other) or encumbrance, or other security agreement, arrangement or interest, hypothecation, pledge or other deposit arrangement, assignment, charge, levy, executory seizure, attachment, garnishment, encumbrance (including any unallocated title reservations or any other title matters which impairs marketability of title), conditional sale, title retention or other similar agreement, arrangement, device or restriction, preemptive or similar right, any financing lease involving substantially the same economic effect as any of the foregoing, the filing of any financing statement under the Uniform Commercial Code or comparable Legal Requirement of any jurisdiction, restriction on sale, transfer, assignment, disposition or other alienation, or any option, equity, claim or right of or obligation to, any other Person, of whatever kind and character.
“Loan” means all evidences of indebtedness and leases, including any renewals and extensions (individually a “Loan” and collectively, the “Loans”).
“Material Adverse Change” means, with respect to BOJ and Investar, respectively, any event, change, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a material and adverse effect on the financial condition, assets, capitalization, management, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or the ability of such Party to timely perform its obligations under this Agreement, except for any such effects resulting from: (a) changes in general economic or political conditions or the securities or financial markets in general; (b) acts of terrorism, war (whether or not declared) or armed conflicts; (c) changes in GAAP or RAP; (d) changes occurring generally in the banking industry; (e) any action taken by a Party in accordance with this Agreement or the transactions contemplated by this Agreement (or the announcement thereof to third parties or the public in accordance with the terms of this Agreement) or as required by law; or (f) changes in laws after the date of this Agreement; provided, in the case of clauses (a), (b), (c), (d) or (f), except to the extent that any such change has had, or is reasonably likely to have, a materially disproportionate effect on such Party and its Subsidiaries, taken as a whole, relative to other Entities in the banking industry in Louisiana.
“Merger” is defined in the Recitals.

“Merger Subsidiary” means Investar Interim Corporation.
“Notice Period” is defined in Section 9.01E.
“Outstanding BOJ Shares” is defined in Section 2.05C.
“Party” or “parties” means Investar, BOJ, and the Merger Subsidiary.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Per Share Cash Consideration” is defined in Section 2.05D.
“Per Share Merger Consideration” is defined in Section 2.05D.
“Per Share Stock Consideration” is defined in Section 2.05D
“Person” means any natural individual or any Entity.
“Proceeding” means any action, claim, demand, lawsuit, assessment, arbitration, judgment, award, decree, order, injunction, prosecution or investigation, or other proceedings before any Governmental Authority or arbitration.
“Proxy Statement/Prospectus” is defined in Section 7.03B.
“RAP” means regulatory accounting principles.
“Recipient Party” is defined in Section 7.07A.
“Release” is defined in Section 7.19C.
“Representatives” means, with respect to any Person, its directors, officers, employees, members, partners, shareholders, agents, representatives or advisers (including attorneys, accountants, insurers, rating agencies, consultants, bankers and financial advisers).
“Requisite Regulatory Approvals” is defined in Section 7.09.
“S Election Date” is defined in Section 5.14J.
“S-4 Registration Statement” is defined in Section 7.03B.
“Schedules” means the disclosure schedules supplementing the representations and warranties made by the parties under this Agreement.
“Securities Act” means the Securities Act of 1933, as amended.
“Stock Option Plan” is defined in Section 2.08.
“Subject Information” is defined in Section 7.07A.

“Subsidiary” has the meaning ascribed to that term in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission.
“Superior Proposal” is defined in Section 9.04G.
“Surviving Bank” is defined in Section 2.01.
“Surviving Corporation” is defined in Section 2.01.
“Tail Policy” is defined in Section 2.06A.
“Tax” and “Taxes” mean all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value added, stamp, documentation, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Technology Related Contracts” is defined in Section 7.14.
“Termination Fee” is defined in Section 9.04A(i).
“Treasury Regulation” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury under the Code.
“Treasury Shares” means all shares of BOJ Stock that are owned, directly or indirectly, by BOJ or Highlands Bank, other than (i) shares of BOJ Stock held, directly or indirectly, in trust or managed accounts or otherwise held in a fiduciary capacity that are beneficially owned by third parties and (ii) shares of BOJ Stock held in respect of a debt previously contracted.
“Trust Preferred Issuance” is defined in Section 5.34.

Section 1.02    Interpretation. The table of contents, headings and captions contained in this Agreement are for convenience of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or any provision of this Agreement. When a reference is made in this Agreement to the Preamble or Recitals or a Section or Schedule, such reference is to the Preamble or Recitals to, a Section of, or Schedules to this Agreement unless otherwise indicated. Any agreement, instrument or statute defined or referred to in this Agreement or in any agreement or instrument that is referred to in this Agreement means such agreement, instrument or statute in effect as of the date of this Agreement unless the context in which the agreement, instrument or statute is used expressly provides otherwise. References to a Person are also to its successors and permitted assigns. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of the Agreement. Each use of the masculine, feminine or neuter gender is deemed to include the other genders, and each use of the plural is deemed to include the singular, and vice versa, in each case as the context requires. This Agreement is the product of negotiation by the parties, having assistance of counsel and other advisors. The parties intend that this Agreement not be construed more strictly with regard to one Party than with regard to the other. No provision of this Agreement is to be construed to require, directly or indirectly, any Person to take any action, or omit to take any action, which action or omission would violate any Legal Requirement. All references to days in this Agreement are to calendar days, unless the context expressly otherwise provides, except that any time period provided for in this Agreement that will end on a day other than a Business Day will extend to the next Business Day.

ARTICLE II
THE MERGER
Section 2.01    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, BOJ will merge with and into the Merger Subsidiary in accordance with the LBCA. The Merger Subsidiary will be the surviving corporation in the Merger (“Surviving Corporation”) and will continue its corporate existence under the LBCA. At the Effective Time, the separate corporate existence of BOJ will cease. Immediately following the Merger, Investar will cause (i) the merger of the Merger Subsidiary with and into Investar, with Investar as the surviving corporation; and (ii) the merger of Highlands Bank with and into Investar Bank (“Bank Merger”), with Investar Bank as the surviving bank in the Bank Merger (“Surviving Bank”), on the terms and subject to the conditions set forth in the Bank Merger Agreement.
Section 2.02    Effects of the Merger. At the Effective Time, the Merger will have the effects set forth in Section 1107 of the LBCA and this Agreement. Without limiting the generality of and subject to the foregoing and subject to Section 1107(A)(9) of the LBCA, all of the property, rights, privileges, powers and franchises of BOJ will vest in the Merger Subsidiary, and all debts, liabilities, obligations, restrictions and duties of BOJ will become the debts, liabilities, obligations, restrictions and duties of the Merger Subsidiary. The name of the Surviving Corporation will be “Investar Interim Corporation.”
Section 2.03    Constituent Documents. At the Effective Time and until thereafter changed in accordance with any Legal Requirement or the Constituent Documents of the Surviving Corporation, the Constituent Documents of the Surviving Corporation will be the Constituent Documents of the Merger Subsidiary as in effect at the Effective Time.
Section 2.04    Directors and Executive Officers. At the Effective Time and until thereafter changed in accordance with any Legal Requirement or the Constituent Documents of the Surviving Corporation, the members of the board of directors of the Merger Subsidiary at the Effective Time shall be the board of directors of the Surviving Corporation. At the Effective Time and until thereafter changed in accordance with any Legal Requirement or the Constituent Documents of the Surviving Corporation, the senior officers of the Merger Subsidiary immediately prior to the Effective Time shall be the senior officers of the Surviving Corporation.
Section 2.05    Merger Consideration. At the Effective Time, by virtue of this Agreement and without any further action on the part of any shareholder of Investar or BOJ:
A.    All shares of BOJ Stock, other than Treasury Shares, will be cancelled and converted into the right to receive the consideration described in Section 2.05C–Section 2.05E.
B.    All of the issued and outstanding shares of common stock of the Merger Subsidiary will remain issued and outstanding as the stock of the Surviving Corporation.

C.    All of the shares of BOJ Stock outstanding immediately prior to the Effective Time (the “Outstanding BOJ Shares”) shall be converted into and represent the right to receive aggregate merger consideration (the “Aggregate Merger Consideration”) consisting of: (i) an aggregate of $3,950,000 in cash (the “Aggregate Cash Consideration”), and (ii) an aggregate of 799,559 shares of Investar Common Stock (the “Aggregate Stock Consideration”), unless such consideration is otherwise adjusted as provided in Section 2.06 below.
D.     At the Effective Time, all Outstanding BOJ Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent only the right to receive the allocable portion of the Aggregate Merger Consideration. Each such Outstanding BOJ Share shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive: (i) an amount of cash (the “Per Share Cash Consideration”) equal to the quotient obtained by dividing (a) the Aggregate Cash Consideration by (b) the number of Outstanding BOJ Shares; and (ii) a number shares of Investar Common Stock (the “Per Share Stock Consideration”) equal to the quotient obtained by dividing (a) the Aggregate Stock Consideration by (b) the number of Outstanding BOJ Shares (together with the Per Share Cash Consideration, the “Per Share Merger Consideration”), unless such Per Share Cash Consideration and/or Per Share Stock Consideration is otherwise adjusted as provided in Section 2.06.
E.    Notwithstanding anything in this Agreement to the contrary, Investar will not issue any fractional shares of Investar Common Stock otherwise issuable pursuant to the Merger. In lieu of the issuance of any such fractional shares, Investar shall pay to each former holder of BOJ Stock otherwise entitled to receive such fractional share an amount of cash determined by multiplying (i) $22.70, subject to adjustment as described in Section 2.06B by (ii) the fraction of a share of Investar Common Stock which such holder would otherwise be entitled to receive pursuant to this Section 2.05.
F.    Notwithstanding anything in this Agreement to the contrary, any holder of BOJ Stock who properly perfects such holder’s appraisal rights in connection with the Merger by following the exact procedure required by the LBCA will be entitled to receive payment of the fair cash value of such holder’s shares of BOJ Stock in accordance with and to the extent required under the applicable provisions of the LBCA in lieu the allocable portion of the Aggregate Merger Consideration described in Section 2.05C–Section 2.05E; provided, however, that if such holder fails in any respect to strictly comply with the procedural requirements to perfect the holder’s appraisal rights under the applicable provisions of the LBCA, such holder will be entitled only to receive his or her allocable portion of the Aggregate Merger Consideration described in Section 2.05C–Section 2.05E. BOJ will give prompt written notice to Investar of any communications received from any shareholder of BOJ related to the exercise of, or indicating an intent to exercise appraisal rights.
G.    Treasury Shares, if any, will be canceled and extinguished without any conversion thereof or consideration therefor.

Section 2.06    Adjustment to Merger Consideration for Equity Capital and Pricing Collars.
A.    The Aggregate Merger Consideration assumes that BOJ will deliver at least $16,500,000 of Adjusted Tangible Shareholders’ Equity (defined below) to Investar at the Closing. In the event BOJ’s Adjusted Tangible Shareholders’ Equity, calculated as of a date that is within ten days prior to the Closing (the “Determination Date”) is less than $16,500,000, the Aggregate Merger Consideration will be reduced, on a dollar for dollar basis, with the Aggregate Cash Consideration and the Aggregate Stock Consideration reduced on a pro rata basis based upon the amount of Aggregate Cash Consideration and Aggregate Stock Consideration making up the Aggregate Merger Consideration prior to such reduction. For purposes of this Agreement, the “Adjusted Tangible Shareholders Equity” of BOJ will equal the sum of the capital stock, surplus and undivided profits of BOJ, on a consolidated basis in accordance with GAAP, consistently applied, and excluding any goodwill and the effect of any unrealized gains or losses on available-for-sale securities, and reduced by certain extraordinary items related to the Merger that have not been paid or accrued by BOJ prior the Determination Date. Such reductions will include: (a) the amount of all costs and expenses related to the Merger, the Bank Merger, this Agreement and the transactions contemplated hereby (including, without limitation, any professional fees) which are payable by BOJ or any of its Subsidiaries; (b) the amount of any fees and commissions payable by BOJ or any of its Subsidiaries to any broker, finder, financial advisor or investment banking firm in connection with the Merger or the Bank Merger; (c) the amount of the accrual through the Closing Date in accordance with GAAP of any future benefit payments due by BOJ or Highlands Bank under any salary continuation, deferred compensation or other similar agreements of BOJ or Highlands Bank; (d) the amount of any cost to fully fund and liquidate any BOJ Employee Plan and to pay all related expenses and fees to the extent such termination is requested by Investar; (e) the amount of any payments to be made pursuant to any existing employment, change in control, salary continuation, deferred compensation, or other similar arrangement, or severance, noncompetition, retention or bonus arrangement between the BOJ, Highlands Bank and any other person; and (f) the amount of the all contract termination fees, penalty or liquidated damages associated with the termination of BOJ’s or Highlands Bank’s contracts with any third-party service provider, including without limitations, the amount of any contract termination fees, penalty or liquidated damages associated with the termination of BOJ’s or Highlands Bank’s contracts with any third-party provider of electronic banking and data processing services prior to or following the Closing Date. For the avoidance of doubt, Investar will pay, and the Adjusted Tangible Shareholders’ Equity of BOJ will not be reduced for: (x) the cost of tail insurance premiums for the past acts and extended reporting period insurance coverage under BOJ’s current directors’ and officers’ insurance policy (or comparable coverage) a period of six (6) years following the Closing Date (the “Tail Policy”) (See Section 7.18); and (y) the cost of any post-closing utilization by Investar or Investar Bank of BOJ’s or its Subsidiaries’ data processing agreement(s) and conversion costs related to the migration or conversion of data processing systems from Highlands Bank to Investar Bank. For example purposes only, a calculation of the Adjusted Tangible Shareholders’ Equity of BOJ as of June 30, 2017, is attached hereto as Exhibit E.

B.    Notwithstanding anything in this Agreement to the contrary, in the event that the average closing price per share of Investar Common Stock for the ten consecutive trading (10) days prior to, but not including, the Closing Date (the “Average Closing Price”) is less than $20.43, then Investar shall increase the number of shares of Investar Common Stock making up the Aggregate Stock Consideration so that, as a result of any such adjustments, the Aggregate Merger Consideration based on the Average Closing Price, shall be no less than $20,284,990, subject to reduction as contemplated in Section 2.06A. In the event that the Average Closing Price is greater than $26.11, then Investar shall decrease the number of shares of Investar Common Stock making up the Aggregate Stock Consideration so that, as a result of any such adjustments, the Aggregate Merger Consideration based on the Average Closing Price, shall be no more than $24,826,485, subject to reduction as contemplated in Section 2.06A.
Section 2.07    Anti-Dilutive Adjustment. The aggregate number of shares of Investar Common Stock to be exchanged for each share of BOJ Stock shall be adjusted appropriately to reflect any change in the number of shares of Investar Common Stock by reason of any stock dividends or splits, reclassification, recapitalization or conversion with respect to Investar Common Stock, received or to be received by holders of Investar Common Stock, when the record date or payment occurs prior to the Effective Time.
Section 2.08    Treatment of Stock Options. No later than ten (10) days after the date of this Agreement, BOJ’s Board of Directors, which administers the BOJ Bancshares, Inc. 2008 Stock Options and Stock Appreciation Rights Plan (the “Stock Option Plan”), shall accelerate the time in which all outstanding options to purchase shares of BOJ Stock (the “BOJ Options”) may be exercised in accordance with Sections 6, 9 and 15 of the Stock Option Plan to a date no later than fifteen (15) days prior to the Closing Date. All BOJ Options that are not exercised or surrendered in accordance with the preceding sentence shall be cancelled as of the Effective Time. Investar shall not assume any BOJ Options and Investar will not substitute an equivalent option therefore. BOJ shall take all actions reasonably requested by Investar, to ensure that following the Effective Time, no holder of any unexpired and unexercised BOJ Options will have any right thereunder to acquire any equity securities of BOJ or Investar or any right to payment in respect of any such securities of BOJ except for payment of the above described option consideration, or payment of the allocable portion of the Aggregate Merger Consideration with respect to the shares of BOJ Stock into which such BOJ Options are exercised prior to the Effective Time.
Section 2.09    Effect on Investar Common Stock. The Merger will have no effect on the shares of Investar Common Stock issued and outstanding immediately prior to the Effective Time.
Section 2.10    Rights as Shareholders; Stock Transfers. At the Effective Time, holders of BOJ Stock will cease to be, and will have no rights as, shareholders of BOJ, other than rights to receive (i) any then unpaid dividend or other distributions on BOJ Stock having a record date before the Effective Time and (ii) allocable portion of the Aggregate Merger Consideration described in Section 2.05C–Section 2.05E upon compliance with the exchange procedures described in Section 2.11. From and following the Effective Time, the stock transfer books of BOJ will be closed, and there will be no transfers on the stock transfer books of BOJ of the shares of BOJ Stock that were outstanding immediately prior to the Effective Time.

Section 2.11    Exchange Procedures.
A.    Immediately prior to the Effective Time, Investar shall deposit with the Exchange Agent, for the benefit of the holders of the Certificates, an amount of cash equal to the Aggregate Cash Consideration. As soon as practicable after the Effective Time, Investar will instruct the Exchange Agent to mail to each record holder of a certificate which immediately prior to the Effective Time represented one or more outstanding shares of BOJ Stock (the “Certificate”) a letter of transmittal that will (i) specify that delivery will be effected, and risk of loss and title to the Certificate(s) will pass, only upon delivery of the Certificate(s) to the Exchange Agent, (ii) include instructions for use in surrendering the Certificate(s) in exchange for such holder’s allocable portion of the Aggregate Merger Consideration described in Section 2.05C–Section 2.05E, and (iii) include such other reasonable provisions as Investar may specify and which are consistent with the terms of this Agreement. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and executed, and such other documents as may reasonably be required by the Exchange Agent or Investar, the holder of such Certificate will be entitled to receive such holder’s allocable portion of the Aggregate Merger Consideration described in Section 2.05C–Section 2.05E. The Exchange Agent will cancel or cause to be cancelled the Certificates surrendered in accordance with this Section 2.11 and will deliver or cause to be delivered the cancelled Certificates to Investar.
B.    Investar may withhold all distributions on the shares of Investar Common Stock held by any shareholder prior to the surrender of his or her Certificate(s) in accordance with the exchange procedures described in this Section 2.11. No interest will be paid or will accrue to the holders of the Certificate(s) with respect to the Aggregate Merger Consideration or any distributions on Investar Common Stock withheld in accordance with this paragraph. Subject to the effect of applicable escheat or similar laws, following the proper surrender of a Certificate as described in this Section 2.11, Investar will pay to the holder of such Certificate(s) the amount of any distributions that had been withheld in accordance with this paragraph.
C.    Any portion of the Aggregate Merger Consideration that remains unclaimed by the shareholders of BOJ for six (6) months after the Exchange Agent mails the transmittal materials to such shareholders will be returned to the Surviving Corporation upon demand, and holders of Certificate(s) who have not complied with the exchange procedures described in this Section 2.11 will look only to the Surviving Corporation, and not the Exchange Agent, for the payment of their allocable portion of the Aggregate Merger Consideration described in Section 2.05C–Section 2.05E. Notwithstanding anything herein to the contrary, none of Investar, BOJ, or any Exchange Agent will be liable to any former holder of BOJ Stock with respect to any amount delivered in good faith to a public official in accordance with any applicable abandoned property, escheat or similar laws.

D.    If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Investar or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as Investar may determine is necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for the lost, stolen or destroyed Certificate the allocable portion of the Aggregate Merger Consideration described in Section 2.05C–Section 2.05E due to such Person under this Agreement.
Section 2.12    Tax Consequences. It is intended by the parties that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code (and any comparable provision of state law), and the parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368‑2(g) and 1.368‑3(a) of the Treasury Regulations.
Section 2.13    Modification of Structure. Notwithstanding any provision of this Agreement to the contrary, Investar may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated hereby so long as (i) there are no material adverse federal income tax consequences to the shareholders of BOJ as a result of such modification, (ii) the consideration to be paid to holders of BOJ Stock under this Agreement is not thereby changed in kind or reduced in amount solely because of such modification and (iii) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals. In the event of such election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

ARTICLE III
THE CLOSING AND THE CLOSING DATE
Section 3.01    Time and Place of the Closing and Closing Date. On a date to be determined by Investar and BOJ, which date will be within fifteen (15) days after the receipt of all necessary regulatory, corporate and other approvals and the expiration of all mandatory waiting periods (the “Closing Date”), a meeting (the “Closing”) will take place at which the parties to this Agreement will exchange certificates, letters and other documents to determine whether all of the conditions set forth in Article VIII have been satisfied or waived and whether any condition exists that would permit a Party to this Agreement to terminate this Agreement. If no such condition then exists or if no Party elects to exercise any right it may have to terminate this Agreement, then and thereupon the appropriate parties will execute such documents and instruments as may be necessary or appropriate to effect the transactions contemplated by this Agreement. The Closing will take place at such time and place as the parties may agree.
Section 3.02    Actions to be Taken at the Closing by Investar. At the Closing, Investar will execute and acknowledge (where appropriate) and deliver or cause to be delivered to BOJ, such documents and certificates necessary to carry out the terms and provisions of this Agreement, including, without limitation, the following (all of such actions constituting conditions precedent to BOJ’s obligations to close hereunder):
A.    A certificate, dated as of the Closing Date, executed by the Secretary or an Assistant Secretary of Investar, acting solely in his or her official capacity, certifying (i) the due adoption by the board of directors of Investar of corporate resolutions attached to such certificate authorizing the Merger and the execution and delivery of this Agreement and the other agreements and documents contemplated by this Agreement; (ii) the Constituent Documents of Investar; and (iii) the incumbency and true signatures of those officers of Investar duly authorized to act on its behalf in connection with the Merger and to execute and deliver this Agreement and the other agreements, documents and instruments contemplated by this Agreement;
B.    A certificate, dated as of the Closing Date, duly executed by the Chief Executive Officer or other duly authorized executive officer of Investar, acting solely in his official capacity, certifying that the conditions to Closing described in Section 8.03A and Section 8.03B have been satisfied;
C.    Evidence reasonably satisfactory to BOJ that all consents and approvals required to be obtained by Investar from third parties to consummate the transactions contemplated by this Agreement, including, but not limited to, those listed in Section 4.07 of the Schedules have been obtained and are in full force and effect; and
D.    All other documents required to be delivered to BOJ by Investar under the provisions of this Agreement, and all other documents, certificates and instruments as are reasonably requested by BOJ or its counsel.

Section 3.03    Actions to be Taken at the Closing by BOJ. At the Closing, BOJ will execute and acknowledge (where appropriate) and deliver or cause to be delivered to Investar, such documents and certificates necessary to carry out the terms and provisions of this Agreement, including, without limitation, the following (all of such actions constituting conditions precedent to Investar’s obligations to close hereunder):
A.    A certificate, dated as of the Closing Date, executed by the Secretary or an Assistant Secretary of BOJ, acting solely in his or her official capacity, certifying (i) the due adoption by the board of directors of BOJ of corporate resolutions attached to such certificate authorizing the Merger and the execution and delivery of this Agreement and the other agreements and documents contemplated by this Agreement; (ii) the approval by the shareholders of BOJ of this Agreement and the transactions contemplated by the Agreement; (iii) the Constituent Documents of BOJ; (iv) a true and correct list of record shareholders of BOJ as of the Closing Date; and (v) the incumbency and true signatures of those officers of BOJ duly authorized to act on its behalf in connection with the Merger and to execute and deliver this Agreement and the other agreements, documents and instruments contemplated by this Agreement.
B.    A certificate, dated as of the Closing Date, duly executed by the Chief Executive Officer or other duly authorized executive officer of BOJ, acting solely in his official capacity, certifying that the conditions to Closing described in Section 8.02A, Section 8.02B and Section 8.02D have been satisfied;
(i)    Evidence reasonably satisfactory to Investar that all consents and approvals required to be obtained by BOJ from third parties to consummate the transactions contemplated by this Agreement, including, but not limited to, those listed in Section 5.09 of the Schedules have been obtained and are in full force and effect; and
C.    All other documents required to be delivered to Investar by BOJ under the provisions of this Agreement, and all other documents, certificates and instruments as are reasonably requested by Investar or its counsel.
Section 3.04    Effective Time. The Merger will become effective on the date and at the time (the “Effective Time”) following the Closing specified in the Certificate of Merger issued by the Louisiana Secretary of State; provided, however, that the parties will use commercially reasonable efforts to cause the Merger to become effective on the Closing Date.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF INVESTAR
Except as specifically set forth in a Section to the Schedules, Investar makes the following representations and warranties to BOJ as of the date of this Agreement and as of the Closing Date, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties are made as of such earlier date).
Section 4.01    Organization and Qualification.
A.    Investar is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana and a financial holding company duly registered under the Bank Holding Company Act of 1956, as amended, subject to all laws, rules and regulations applicable to financial holding companies. Investar Bank is a Louisiana state bank duly organized, validly existing and in good standing under the laws of the State of Louisiana. The Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana.
B.    Investar and its Subsidiaries have full power and authority (including all licenses, registrations, qualifications, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate their properties, to engage in the business and activities now conducted by them and to enter into this Agreement.
C.    Investar Bank (i) is duly authorized to conduct a general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the FDIC and the Louisiana Office of Financial Institutions, and (ii) is an insured bank as defined in the FDIA.
Section 4.02    Capitalization.
A.    The authorized capital stock of Investar consists of 40,000,000 shares of Investar Common Stock, $1.00 par value, 8,812,892 shares of which are outstanding as of July 15, 2017, and 5,000,000 shares of preferred stock, no par value, none of which is issued and outstanding as of the date of this Agreement. Investar owns all of the issued and outstanding shares of common stock, $1.00 par value, of Investar Bank (“Investar Bank Stock”). All of the issued and outstanding shares of Investar Common Stock and Investar Bank Stock are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any Person.
B.    At the Effective Time, the shares of Investar Common Stock issued pursuant to the Merger in accordance with this Agreement will be duly authorized, validly issued, fully paid and nonassessable, and will not be issued in violation of any preemptive rights or any applicable federal or state laws.

Section 4.03    Execution and Delivery; No Violation.
A.    Each of Investar and the Merger Subsidiary has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of all required regulatory and shareholder approvals, to perform its obligations under this Agreement. Each of Investar and the Merger Subsidiary has taken all requisite corporate action necessary to authorize the execution, delivery and (provided the required regulatory and shareholder approvals are obtained) performance of this Agreement and the other agreements and documents contemplated by this Agreement to which it is a party. This Agreement has been duly and validly executed and delivered by Investar and the Merger Subsidiary. Assuming due authorization, execution and delivery by BOJ, this Agreement constitutes the legal, valid and binding obligation of Investar and the Merger Subsidiary, enforceable against Investar and the Merger Subsidiary in accordance with its terms and conditions, except as enforceability may be limited by the Bankruptcy Exception.
B.    Subject to the receipt of any regulatory consents and approvals set forth in Section 4.07 and the expiration of related waiting periods, neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated by this Agreement, constitutes or will constitute: (i) a breach or violation of any provision of the Constituent Documents of Investar or Investar Bank; (ii) a violation of any Legal Requirement applicable to Investar, Investar Bank or any of their respective properties or assets; or (iii) a breach or violation of, a conflict with, the loss of any benefit under, a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, an event of termination or cancellation under, an event giving rise to acceleration of the performance required by or rights or obligations under, or an event resulting in the creation of any Lien upon any of the properties or assets of Investar or Investar Bank under, any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization to which Investar or Investar Bank is a party, or by which it or any of its properties, assets or business activities may be bound or affected.
Section 4.04    Investar Financial Statements.
A.    Investar has furnished or made available to BOJ true and complete copies of its (i) Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the Securities and Exchange Commission, which contains Investar’s audited consolidated balance sheets as of December 31, 2016 and 2015, and the related statements of income, comprehensive income, shareholders’ equity and cash flows for the years ended December 31, 2016, 2015 and 2014 (the “Investar Annual Financial Statements”) and (ii) Quarterly Reports on Form 10-Q for each of the quarters ended March 31, 2017, March 31, 2016, June 30, 2016 and September 30, 2016, as filed with the SEC, which contain Investar’s unaudited consolidated balance sheets and related statements of income, comprehensive income, shareholders’ equity and cash flows as of and for the quarters and interim periods ended March 31, 2017, March 31, 2016, June 30, 2016 and September 30, 2016 (the “Investar Interim Financial Statements”).

B.    The Investar Annual Financial Statements and Investar Interim Financial Statements have been prepared from the books and records of Investar and its Subsidiaries and fairly present, in all material respects, the consolidated financial position, results of operations, shareholders’ equity and cash flows of Investar at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis throughout the periods indicated, except that the Investar Interim Financial Statements (i) omit the footnote disclosure required by GAAP and (ii) are subject to normal year-end audit adjustments required by GAAP. The consolidated balance sheets as of future dates and the related statements of income, comprehensive income, shareholders’ equity and cash flows of Investar for the periods then ended, which may be filed by Investar with the SEC subsequent to the date hereof, will be prepared from the books and records of Investar and its Subsidiaries and will fairly present, in all material respects, the consolidated financial position, results of operations, shareholders’ equity and cash flows of Investar at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis throughout the periods indicated, except that unaudited financial statements may (i) omit the footnote disclosure required by GAAP and (ii) be subject to normal year-end audit adjustments required by GAAP.
Section 4.05    Compliance with Laws and Regulatory Filings. Except as disclosed in Section 4.05A of the Schedules, Investar and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any Legal Requirement relating to Investar or any of its Subsidiaries, including all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act, Regulation X, Flood Disaster Protection Act, Home Owners Equity Protection Act, Right to Financial Privacy Act, Unfair, Deceptive or Abusive Acts or Practices and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans (collectively, the “Banking Laws”)
Section 4.06    SEC Reports. Investar has timely filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the Securities and Exchange Commission pursuant to the Exchange Act of 1934 for the past three (3) years. As of their respective dates (or if amended, as of the date so amended), each of such reports and statements (i) complied in all material respects as to form with the applicable requirements under the Exchange Act and (ii) were true and correct and complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the SEC and such reports did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.07    Consents and Approvals. Except as disclosed in Section 4.07 of the Schedules, no approval, consent, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other third party is required to be made or obtained by Investar or Investar Bank in connection with the execution, delivery or performance of this Agreement or to consummate the transactions contemplated by this Agreement.
Section 4.08    Absence of Certain Changes or Events. Since December 31, 2016, Investar and Investar Bank have conducted their respective businesses in the ordinary and usual course consistent with safe and sound banking practices (except as otherwise required by this Agreement and excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby), and (b) no Material Adverse Change on Investar or Investar Bank has occurred.
Section 4.09    Representations Not Misleading. No representation or warranty by Investar contained in this Agreement, nor any statement, exhibit or schedule furnished to BOJ by Investar under or in anticipation of this Agreement, contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was or will be made, not misleading, in any material respect. No information material to the Merger and that is necessary to make the representations and warranties herein contained not misleading, in any material respect, has been withheld by Investar.
Section 4.10    Ability to Pay Aggregate Cash Consideration. Investar shall have available to it as of the business day prior to the Closing Date funds sufficient to pay the Aggregate Cash Consideration to the Exchange Agent and pay all amounts required of it under this Agreement and to consummate the transactions contemplated hereby.
Section 4.11    Watch List of Loans. Section 4.11 of the Schedules contains the “watch list” of loans of Investar Bank as of December 31, 2016, March 31, 2017 and June 30, 2017. To the Knowledge of Investar, there is no other Loan, loan agreement, note or borrowing arrangement which should be included in the watch list based on Investar’s or Investar Bank’s ordinary course of business and safe and sound banking principles.

Section 4.12    Employee Relationships. The relations of each of Investar and its Subsidiaries with its respective employees are satisfactory. Neither Investar nor any Subsidiary has received any notice of any controversies with, or organizational efforts or other pending actions by, Representatives of its respective employees. Investar and its Subsidiaries have complied with all laws relating to the employment of labor with respect to their respective employees, and any independent contractors it has hired, including any provisions thereof relating to wages, hours, workplace discrimination, collective bargaining and the payment of workman’s compensation insurance and social security and similar Taxes, and no Person has asserted to Investar or any Subsidiary that Investar or any Subsidiary is liable for any arrearages of wages, workman’s compensation insurance premiums or any taxes or penalties for failure to comply with any of the foregoing. Except as set forth in Section 4.12 of the Schedules, to the Knowledge of Investar, no key executive officer or manager of Investar or Investar Bank or any group of employees of Investar or Investar Bank has or have any present plans to terminate their employment with Investar or Investar Bank.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BOJ
Except as specifically set forth in a Section to the Schedules, BOJ makes the following representations and warranties to Investar as of the date of this Agreement and as of the Closing Date, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties are made as of such earlier date).
Section 5.01    Organization and Qualification.
A.    BOJ is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana and a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended, subject to all laws, rules and regulations applicable to bank holding companies. Highlands Bank is a Louisiana state bank duly organized, validly existing and in good standing under the laws of the State of Louisiana. Each of BOJ’s Subsidiaries is duly organized, validly existing and in good standing under the laws of the State of Louisiana.
B.    BOJ and its Subsidiaries have full power and authority (including all licenses, registrations, qualifications, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate their properties, to engage in the business and activities now conducted by them and to enter into this Agreement.
C.    Highlands Bank (i) is duly authorized to conduct a general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the FDIC and the Louisiana Office of Financial Institutions, and (ii) is an insured bank as defined in the FDIA.
D.    Except as disclosed in Section 5.01D of the Schedules, other than Highlands Bank, BOJ has no equity interest, direct or indirect, in any bank or corporation or in any other Entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by BOJ has not been conducted through any other direct or indirect Subsidiary of BOJ. Except as disclosed in Section 5.01D of the Schedules, Highlands Bank has no equity interest, direct or indirect, in any other bank or corporation or in any other Entity, except as acquired (i) in the ordinary course of business as part of the investment portfolio of Highlands Bank or (ii) through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by Highlands Bank has not been conducted through any other direct or indirect Subsidiary of Highlands Bank.
E.    All of the issued and outstanding shares of the common stock of Highlands Bank are owned by BOJ free and clear of any Lien with respect thereto.

Section 5.02    Capitalization.
A.    The authorized capital stock of BOJ consists of 1,000,000 shares of common stock, par value $5.00 per share, 32,193 shares of which are issued and outstanding, and 10,000 shares of preferred stock, par value of $100.00 per share, no shares of which are issued and outstanding. The outstanding shares of BOJ Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any Person and have been issued in compliance with applicable securities laws. There are no restrictions applicable to the payment of dividends or other distributions on the shares of the capital stock of BOJ, except under any Legal Requirement, and all dividends and other distributions declared prior to the date of this Agreement on BOJ Stock have been paid. Except as disclosed in Section 5.02A of the Schedules, there are no (i) other outstanding equity securities of any kind or character, or (ii) outstanding subscriptions, contracts, options, convertible securities, preemptive rights, warrants, calls or other agreements or commitments of any kind issued or granted by, binding upon or otherwise obligating BOJ to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of BOJ. There are no outstanding contractual obligations of BOJ to vote or dispose of any shares of the capital stock of BOJ. Except as disclosed in Section 5.02A of the Schedules, there are no shareholder agreements, voting trusts or similar agreements relating to the BOJ Stock to which BOJ is a party.
B.    The authorized capital stock of Highlands Bank consists of 1,000,000 shares of common stock, par value $5.00 per share, 45,072 of which are issued and outstanding. The outstanding shares of common stock of Highlands Bank have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any Person and have been issued in compliance with applicable securities laws. There are no restrictions applicable to the payment of dividends or other distributions on the shares of the capital stock of Highlands Bank, except under any Legal Requirement, and all dividends and other distributions declared prior to the date of this Agreement on the common stock of Highlands Bank have been paid. There are no (i) other outstanding equity securities of any kind or character, or (ii) outstanding subscriptions, contracts, options, convertible securities, preemptive rights, warrants, calls or other agreements or commitments of any kind issued or granted by, binding upon or otherwise obligating Highlands Bank to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Highlands Bank. There are no outstanding contractual obligations of Highlands Bank to vote or dispose of any shares of the capital stock of Highlands Bank. There are no shareholder agreements, voting trusts or similar agreements relating to the common stock of Highlands Bank to which Highlands Bank is a party.

Section 5.03    Execution and Delivery; No Violation.
A.    BOJ has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of all required regulatory and shareholder approvals, to perform its obligations under this Agreement. BOJ has taken all requisite corporate action necessary to authorize the execution, delivery and (provided the required regulatory and shareholder approvals are obtained) performance of this Agreement and the other agreements and documents contemplated by this Agreement to which it is a party. This Agreement has been duly and validly executed and delivered by BOJ. Assuming due authorization, execution and delivery by Investar, this Agreement constitutes the legal, valid and binding obligation of BOJ, enforceable against BOJ in accordance with its terms and conditions, except as enforceability may be limited by the Bankruptcy Exception.
B.    Subject to the receipt of any regulatory consents and approvals set forth in Section 5.09 and the expiration of related waiting periods, and neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated by this Agreement, constitutes or will constitute (i) a breach or violation of any provision of the Constituent Documents of BOJ or Highlands Bank; (ii) a violation of any Legal Requirement applicable to BOJ, Highlands Bank or any of their respective properties or assets; or (iii) a breach or violation of, a conflict with, the loss of any benefit under, a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, an event of termination or cancellation under, an event giving rise to acceleration of the performance required by or rights or obligations under, or an event resulting in the creation of any Lien upon any of the properties or assets of BOJ or Highlands Bank under, any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization to which BOJ or Highlands Bank is a party, or by which it or any of its properties, assets or business activities may be bound or affected.
Section 5.04    Compliance with Laws and Regulatory Filings.
A.    Except as disclosed in Section 5.04A of the Schedules, BOJ and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any Banking Laws. Neither BOJ nor Highlands Bank have had or suspected any material incidents of fraud or defalcation involving BOJ, Highlands Bank or any of their respective officers, directors or Affiliates during the last two years. Each of BOJ and Highlands Bank has timely and properly filed and maintained in all material respects all requisite Currency Transaction Reports and Suspicious Activity Reports and has systems customarily used by financial institutions of a similar size to Highlands Bank that are designed to properly monitor transaction activity (including wire transfers).
B.    BOJ and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with all Governmental Authorities having supervisory jurisdiction over BOJ and its Subsidiaries, and such reports, registrations and statements as finally amended or corrected, are true and correct in all material respects. Except as set forth in Section 5.04B of the Schedules, there is no unresolved violation, criticism or exception by any bank regulatory agency with respect to any report relating to any examinations of BOJ or Highlands Bank.

C.    None of BOJ or its Subsidiaries, or to the Knowledge of BOJ, any director, officer, employee, agent or other Person acting on behalf of BOJ or any of its Subsidiaries has, directly or indirectly, (i) used any funds of BOJ or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of BOJ or any of its Subsidiaries, (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of BOJ or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of BOJ or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for BOJ or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for BOJ or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury.
D.    Highlands Bank is “well capitalized” (as that term is defined in 12 C.F.R. Section 325.103(b)), and “well managed” (as that term is defined is 12 C.F.R. Section 225.2(s)), and its Community Reinvestment Act of 1977 rating is no less than “satisfactory.” Highlands Bank has not been informed that its status as “well capitalized,” “well managed” or “satisfactory,” respectively, will change and has no basis for believing that its status will change.
Section 5.05    BOJ Financial Statements. BOJ has furnished to Investar true and complete copies of (i) the audited consolidated financial statements of BOJ as of and for the years ended December 31, 2016, 2015 and 2014, including balance sheets and the related statements of income, stockholders’ equity and cash flows (collectively, the “BOJ Audited Statements”), and (ii) an unaudited balance sheet of Highlands Bank as of March 31, 2017 and an unaudited statement of income of Highlands Bank for the three months ended March 31, 2017 (collectively, the “BOJ Unaudited Statements” and, together with the BOJ Audited Statements, the “BOJ Financial Statements”). The BOJ Audited Statements and, subject to the absence of footnotes and normal year-end adjustments consistent with past practice that are immaterial in amount and substance, the BOJ Unaudited Statements, were prepared in accordance with the books of account and other financial records of BOJ and Highlands Bank, as applicable, and fairly present in all material respects the financial condition, results of operations and cash flows (other than cash flows for the BOJ Unaudited Statements) of BOJ and Highlands Bank, as applicable, as of the dates thereof and for the periods covered thereby in accordance with GAAP, applied on a basis consistent during the periods involved. The BOJ Financial Statements do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein.

Section 5.06    Highlands Bank Call Reports. BOJ has furnished Investar with true and complete copies of the Reports of Condition and Income of Highlands Bank as of and for each period during the year ended December 31, 2016 and as of and for the period ended March 31, 2017 (each, a “Highlands Bank Call Report”). Each Highlands Bank Call Report fairly presents, in all material respects, the financial position of Highlands Bank and the results of its operations at the date and for the period indicated in conformity with the Instructions for the Preparation of Call Reports as promulgated by applicable regulatory authorities. None of the Highlands Bank Call Reports contain items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein.
Section 5.07    Undisclosed Liabilities. BOJ has not incurred any material liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due (including, without limitation, unfunded obligations under any BOJ Employee Plan or liabilities for federal, state or local taxes or assessments or liabilities under any tax sharing agreements between BOJ and Highlands Bank), that is not reflected in or disclosed in the BOJ Financial Statements or the Highlands Bank Call Reports, except (a) those liabilities and expenses incurred in the ordinary course of business and consistent with prudent business practices since the date of the BOJ Financial Statements or the Highlands Bank Call Reports, respectively or (b) as disclosed in Section 5.07 of the Schedules.
Section 5.08    Proceedings. Except as set forth in Section 5.08 of the Schedules, there are no Proceedings pending or, to the Knowledge of BOJ, threatened against BOJ or any of its Subsidiaries, and BOJ has no Knowledge of any basis on which any such Proceedings could be brought. Neither BOJ nor any of its Subsidiaries is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any Governmental Authority.
Section 5.09    Consents and Approvals. Except for the approval of the shareholders of BOJ or as disclosed in Section 5.09 of the Schedules, no approval, consent, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other third party is required to be made or obtained by BOJ or Highlands Bank in connection with the execution, delivery or performance of this Agreement or to consummate the transactions contemplated by this Agreement.
Section 5.10    Real Property Owned or Leased.
A.    Section 5.10A of the Schedules contains a true, correct and complete list of all immovable property owned or leased by BOJ or its Subsidiaries, including non-residential other real estate, and the owner or lessee thereof (the “BOJ Real Property”). True and complete copies of all deeds and leases for, or other documentation evidencing ownership of or a leasehold interest in, BOJ Real Property, title insurance policies for BOJ Real Property that is owned by BOJ or its Subsidiaries, and all mortgages, deeds of trust and security agreements to which such property is subject have been furnished or made available to Investar.

B.    Except as set forth in Section 5.10A of the Schedules, no lease or deed with respect to any BOJ Real Property contains any restrictive covenant that materially restricts the use, transferability or value of such BOJ Real Property pertaining to its current primary business purpose.
C.    None of the buildings and structures located on any BOJ Real Property, nor any appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any manner any restrictive covenants or encroaches on any property owned by others, nor does any building or structure of third parties encroach upon any BOJ Real Property, except for those violations and encroachments which in the aggregate could not reasonably be expected to cause a Material Adverse Change on BOJ or Highlands Bank. No condemnation proceeding is pending or, to BOJ’s Knowledge, threatened, which could reasonably be expected to preclude or materially impair the use of any BOJ Real Property in the manner in which it is currently being used.
D.    Except as set forth in Section 5.10A of the Schedules, BOJ or one of its Subsidiaries has good and indefeasible title to, or a valid and enforceable leasehold interest in, all BOJ Real Property, and such interest is free and clear of all liens, including Tax liens, charges, imperfections of title or other encumbrances, except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and for which adequate reserves have been provided in the BOJ Financial Statements and (ii) easements, covenants, restrictions and other matters of record which do not, individually or in the aggregate, materially adversely affect the use and enjoyment of the relevant immovable property.
E.    All buildings and other facilities used in the business of BOJ and its Subsidiaries are in adequate condition (ordinary wear and tear excepted) and are free from defects which could reasonably be expected to materially interfere with the current or future use of such facilities consistent with past practices.
Section 5.11    Personal Property. Except as set forth in Section 5.11 of the Schedules, each of BOJ and its Subsidiaries has good title to, or a valid leasehold interest in, all movable property, whether corporeal or incorporeal, used in the conduct of its business (the “BOJ Personal Property”), free and clear of all liens, charges, imperfections of title or other encumbrances and except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and for which adequate reserves have been provided in the BOJ Financial Statements and (ii) such other liens, charges imperfections of title and encumbrances as do not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant BOJ Personal Property. Subject to ordinary wear and tear, the BOJ Personal Property, taken as a whole, is in good operating condition and repair and is adequate for the uses to which it is being put.

Section 5.12    Absence of Certain Changes or Events. Since December 31, 2016, BOJ has conducted its business only in the ordinary course and has not, other than in the ordinary course of business and consistent with past practices and safe and sound banking practices or as disclosed in Section 5.12 of the Schedules:
A.    Incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except deposits taken and federal funds purchased and current liabilities for trade or business obligations, none of which, individually or in the aggregate, result in a Material Adverse Change;
B.    Discharged or satisfied any Lien or paid any obligation or liability, whether absolute or contingent, due or to become due;
C.    Declared or made any payment of dividends or other distribution to its shareholders, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of its shares of capital stock or other securities;
D.    Issued, reserved for issuance, granted, sold or authorized the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto;
E.    Acquired any capital stock or other equity securities or acquired any equity or ownership interest in any Entity (except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such Person);
F.    Mortgaged, pledged or subjected to Lien any of its property, business or assets, tangible or intangible except (i) statutory liens not yet delinquent, (ii) consensual landlord liens, (iii) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, (iv) pledges of assets to secure public funds deposits, and (v) those assets and properties disposed of for fair value since the dates of the most recent BOJ Financial Statement or Highlands Bank Call Report;
G.    Sold, transferred, leased to others or otherwise disposed of any of its assets (except for assets disposed of for fair value) or canceled or compromised any debt or claim, or waived or released any right or claim (except in conjunction with the settlement of litigation described in Section 5.12L) of material value;
H.    Terminated, canceled or surrendered, or received any notice of or threat of termination or cancellation of any contract, lease or other agreement or suffered any damage, destruction or loss (whether or not constituting, or may reasonably be anticipated to result in, a Material Adverse Change covered by insurance), which, in any case or in the aggregate, may reasonably constitute a Material Adverse Change;

I.    Disposed of, permitted to lapse, transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any United States or foreign license or BOJ Proprietary Right (as defined in Section 5.17) or modified any existing rights with respect thereto;
J.    Made any change in the rate of compensation, commission, bonus, vesting or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees or agents, or entered into any employment or consulting contract or other agreement with any director, officer or employee or adopted, amended in any material respect or terminated any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by it for the benefit of its directors, employees or former employees;
K.    Except for improvements or betterments relating to its properties, made any capital expenditures or capital additions or betterments in excess of an aggregate of $50,000;
L.    Instituted, had instituted against it, settled or agreed to settle any litigation, action or proceeding before any court or governmental body relating to its property other than routine collection suits instituted by it to collect amounts owed or suits in which the amount in controversy is less than $50,000;
M.    Except for the transactions contemplated by this Agreement or as otherwise permitted hereunder, entered into any transaction, or entered into, modified or amended any contract or commitment;
N.    Entered into or given any promise, assurance or guarantee of the payment, discharge or fulfillment of any undertaking or promise made by any Person;
O.    Sold, or knowingly disposed of, or otherwise divested itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;
P.    Made any, or acquiesced with any, change in any accounting methods, principles or material practices except as required by GAAP or RAP; or
Q.    Entered into any agreement or made any commitment whether in writing or otherwise to take any of the types of action described in subsections A. through P. above.

Section 5.13    Certain Leases, Contracts and Agreements.
A.    Except as set forth in Section 5.13 of the Schedules (the “BOJ Contracts”), neither BOJ nor any of its Subsidiaries is a party to or bound by any of the following (whether written or oral, express or implied):
(i)    employment contracts, change-in-control agreements or severance arrangements (including any collective bargaining contract or union agreement or agreement with an independent consultant);
(ii)    bonus, stock option, restricted stock, stock appreciation, deferred compensation arrangement, profit-sharing plan, pension plan, retirement plan, welfare plan or other employee benefit agreement or arrangement;
(iii)    any material lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee;
(iv)    contract or commitment for capital expenditures;
(v)    material contract or commitment for the purchase of materials or supplies or for the performance of services over a period of more than sixty (60) days after the date of this Agreement;
(vi)    contract or option to purchase or sell any real or personal property other than any contract for the purchase of personal property in the ordinary course of business;
(vii)    contract, agreement or letter with respect to the management or operations of BOJ or Highlands Bank imposed by any Governmental Authority having supervisory jurisdiction over BOJ or BOJ Bank;
(viii)    note, debenture, agreement, contract or indenture related to the borrowing by BOJ or any Subsidiary of money other than those entered into in the ordinary course of business;
(ix)    guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the ordinary course of business;
(x)    agreement with or extension of credit to any executive officer or director of BOJ or any Subsidiary or holder of ten percent (10%) or more of the issued and outstanding BOJ Stock, or any affiliate of such Person;
(xi)    agreement with any executive officer or director of BOJ or any Subsidiary or holder of ten percent (10%) or more of the issued and outstanding BOJ Stock or any affiliate of such Person, relating to bank owned life insurance;
(xii)    lease of immovable property;

(xiii)    any agreement containing covenants that limit the ability of BOJ or any of its Subsidiaries to compete in any line of business or with any Person, or that involve any restriction on the geographic area in which, or method by which, BOJ (including any successor thereof) or any of its Subsidiaries (including any successor thereof) may carry on its business (other than as may be required by law or any Governmental Authority);
(xiv)    any data processing or other electronic banking services agreement or contract which may not be terminated without payment or penalty upon notice of 30 days or less;
(xv)    any agreement pursuant to which BOJ or any of its Subsidiaries may become obligated to invest in or contribute capital to any Person; or
(xvi)    contracts, other than the foregoing, with payments aggregating $50,000 or more not made in the ordinary course of business.
B.    Each BOJ Contract is legal, valid and binding on BOJ or its Subsidiaries, as the case may be, and to the Knowledge of BOJ, the other parties thereto, enforceable against BOJ or its Subsidiaries, as the case may be, in accordance with its terms, except as enforceability may be limited by the Bankruptcy Exception, and is in full force and effect. Each of BOJ and its Subsidiaries has performed in all material respects all obligations required to be performed by it to date under each BOJ Contract and there are no existing defaults by BOJ or its Subsidiary, as the case may be, or, to the Knowledge of BOJ, the other party thereunder and there are no allegations or assertions of such by any party under such BOJ Contract or any events that with notice, lapse of time or the happening or occurrence of any other event would be reasonably likely to constitute a default thereunder. A true and complete copy of each BOJ Contract has been delivered or made available to Investar.

Section 5.14    Taxes and Tax Returns.
A.    Subject to applicable extension periods, BOJ and its Subsidiaries have filed all material Tax Returns that each was required to file, including any Tax Returns of any affiliated, consolidated, combined or unitary group of which either BOJ or any Subsidiary is or was a member. At the time of filing, all such Tax Returns were correct and complete in all material respects. All Taxes due and owing by BOJ or any Subsidiary and any affiliated, consolidated, combined or unitary group of which either BOJ or any Subsidiary is or was a member (whether or not shown on any Tax Return) have been paid. Neither BOJ nor any Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been raised in writing by an authority in a jurisdiction where BOJ or any Subsidiary does not file Tax Returns that BOJ or any Subsidiary is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of Highlands Bank that arose in connection with any failure (or alleged failure) of BOJ or any Subsidiary to pay any Tax, other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that BOJ or any Subsidiary is contesting in good faith through appropriate proceedings, if any, and for which adequate reserves have been established on the most recent applicable balance sheet in accordance with GAAP, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.
B.    BOJ and its Subsidiaries have collected or withheld and duly paid to the appropriate governmental authority all Taxes required to have been collected or withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.
C.    There is no action, suit, proceeding, audit, assessment, dispute or claim concerning any Tax Liability of BOJ or any Subsidiary either (i) claimed or raised by any authority in writing or (ii) as to which BOJ or any Subsidiary has Knowledge based upon contact with any agent of such authority. Section 5.14C of the Schedules lists all federal, state, local, and foreign income Tax Returns filed with respect to BOJ or any Subsidiary for any taxable period that is still open under the applicable statute of limitations, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. BOJ has made available to Investar correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by BOJ and its Subsidiaries with respect to all taxable periods that are still open under the applicable statute of limitations.
D.    Neither BOJ nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

E.    BOJ has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). If BOJ or any of its Subsidiaries has participated in a reportable or listed transaction as defined under Sections 6011 and 6111 of the Code and Treasury Regulation Section 1.6011-4, such Entity has properly disclosed such transaction in accordance with the applicable Treasury Regulations. Except as set forth in Section 5.14E of the Schedules, neither BOJ nor any of its Subsidiaries (i) is a party to any Tax allocation or sharing agreement, (ii) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than the Affiliated Group of which BOJ is the common parent) or (iii) has any Liability for the Taxes of any Person (other than BOJ and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.
F.    Neither BOJ nor any of its Subsidiaries has been required to disclose on its federal income Tax Returns any position that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code.
G.    Neither BOJ, any of its Subsidiaries nor Investar will be required to include any item of income in, nor will BOJ, any of its Subsidiaries or Investar be required to exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.
H.    Neither BOJ nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.
I.    The unpaid Taxes of BOJ and its Subsidiaries (i) did not, as of December 31, 2016, exceed the current liability accruals for Tax Liability (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth in BOJ Financial Statements and (ii) do not exceed such current liability accruals for Taxes (excluding reserves any for deferred Taxes) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of BOJ and its Subsidiaries in filing its Tax Returns.

J.    BOJ made an election to be treated as an S corporation under Subchapter S of the Code effective January 1, 2003 (the “S Election Date”) and BOJ has continued to qualify as an S corporation since such election for all periods up to and including the Closing Date. Effective as of the S Election Date, Highlands Bank made a valid election to be taxed as a qualified subchapter S subsidiary (within the meaning of Section 1361(b)(3)(B) of the Code) for federal income tax purposes and such election has at all times since the S Election Date remained validly in effect and will remain validly in effect for all periods up to and including the Closing Date. Neither BOJ nor Highlands Bank has, in the past 5 years (i) acquired assets from another corporation in a transaction in which BOJ or Highlands Bank’s tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation that is a qualified subchapter S subsidiary. BOJ and Highlands Bank are not currently and will not at any time before the Closing Date be liable for any Tax under Section 1374 of the Code.
K.    For any tax year of BOJ beginning on or after the S Election Date, no audit by IRS has commenced or been completed pursuant to Code §§6241 through 6245 regarding Subchapter S items, and no agreement, consent or waiver to extend the statute of limitations of Subchapter S items of BOJ has been given. To BOJ’s Knowledge, for any tax year of BOJ beginning after the S Election Date, each BOJ shareholder's treatment of Subchapter S items with respect to HFC is consistent with the manner in which BOJ has filed its Tax Returns, and no audit by the IRS of any BOJ shareholder has occurred.
L.    Since the S Election Date, BOJ has not been required to include in income any material adjustment pursuant to Code §481 by reason of a voluntary change in accounting method initiated by BOJ, and the IRS has not initiated or proposed any such material adjustment or change in accounting method (including any method for determining reserves for bad debts maintained by BOJ). No dividend or other distribution declared or paid by BOJ since the S Election Date has exceeded the portion of BOJ’s “accumulated adjustments account” (within the meaning of Treasury Regulation Section 1.1368-2) properly allocated to such distribution in accordance with that regulation, and no dividend or distribution declared or paid by BOJ before the Effective Time will exceed the portion of BOJ’s accumulated adjustments account properly allocated to such distribution in accordance with that regulation.
M.    BOJ has not been subject to any disallowance of interest expense under Section 291(a)(3) of the Code (or any similar provision of state, local, or foreign Tax law) since the S Election Date.
Section 5.15    Insurance. A true, correct and complete list of all fidelity bonds and insurance policies (including any bank owned life insurance) owned or held by or on behalf of either BOJ or any of its Subsidiaries (other than credit-life policies), including the insurer, policy numbers, amount of coverage, deductions, type of insurance, effective and termination dates and any material pending claims thereunder is set forth in Section 5.15 of the Schedules.
Section 5.16    No Material Adverse Change. Since December 31, 2016, there has not been any Material Adverse Change with respect to BOJ, nor has any event or condition occurred that has resulted in, or, to the Knowledge of BOJ, has a reasonable possibility of resulting in the foreseeable future in a Material Adverse Change.
Section 5.17    Proprietary Rights.
A.    Section 5.17A of the Schedules contains a true, correct and complete list of all registered trademarks, registered service marks, trademark and service mark applications, trade names and registered copyrights (the “BOJ Intellectual Property”) presently owned or held by BOJ or any Subsidiary or used in a material manner by them in the conduct of their business under license pursuant to a material contract. BOJ and its Subsidiaries own or have the right to use and continue to use the BOJ Intellectual Property in the operation of their business. Neither BOJ nor any Subsidiary is, to BOJ’s Knowledge, infringing or violating any patent, copyright, trademark, service mark, label filing or trade name owned or otherwise held by any other party, nor has BOJ or any Subsidiary used any confidential information or any trade secrets owned or otherwise held by any other party, without holding a valid license for such use.
B.    Neither BOJ nor any Subsidiary is engaging, nor has any been charged with engaging, in any kind of unfair or unlawful competition. Neither the execution, delivery or performance of this Agreement or the related documents nor the consummation of the transactions contemplated hereby or thereby will in any way impair the right of BOJ or any Subsidiary or the Surviving Corporation to use, sell, license or dispose of, or to bring any action for the infringement of, the BOJ Intellectual Property.
Section 5.18    Investments. Section 5.18 of the Schedules sets forth a true, correct and complete list, as of March 31, 2017, of all securities, including municipal bonds, owned by BOJ and Highlands Bank. Except as set forth in Section 5.18 of the Schedules, all such securities are owned by BOJ and Highlands Bank (a) of record, except those held in bearer form, and (b) beneficially, free and clear of all mortgages, liens, pledges and encumbrances. Section 5.18 of the Schedules also discloses any Person in which the ownership interest of BOJ, whether held directly or indirectly, equals 5% or more of the issued and outstanding voting securities of the issuer thereof. To BOJ’s Knowledge, there are no voting trusts or other agreements or understandings with respect to the voting of any of such securities.

Section 5.19    Certain Loans and Related Matters.
A.    Except as set forth in Section 5.19A of the Schedules, as of December 31, 2016, neither BOJ nor any of its Subsidiaries is a party to any written or oral: (i) loan agreement, note or borrowing arrangement, other than credit card loans and other loans the unpaid balance of which does not exceed $10,000 per loan, under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or in default of any other material provisions as of the date of this Agreement; (ii) loan agreement, note or borrowing arrangement which has been or, in the exercise of reasonable diligence by BOJ or any of its Subsidiaries, should have been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned” or any comparable classifications by such persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of BOJ or any of its Subsidiaries, or any 10% or more shareholder of BOJ, or any Person controlling, controlled by or under common control with any of the foregoing; or (iv) loan agreement, note or borrowing arrangement in violation of any law, regulation or rule applicable to BOJ or any of its Subsidiaries including those promulgated, interpreted or enforced by any regulatory agency with supervisory jurisdiction over BOJ or any of its Subsidiaries and which violation is reasonably likely to result in a Material Adverse Change on BOJ or Highlands Bank.
B.    Section 5.19B of the Schedules contains the “watch list” of loans of Highlands Bank as of December 31, 2016, March 31, 2017 and June 30, 2017. To the Knowledge of BOJ, there is no other Loan, loan agreement, note or borrowing arrangement which should be included on the watch list based on BOJ’s or Highlands Bank’s ordinary course of business and safe and sound banking principles.
Section 5.20    Loan Portfolio and Reserve for Loan Losses.
A.    All Loans of BOJ or any of its Subsidiaries, were solicited, originated and currently exist in compliance in all material respects with all applicable requirements of federal and state law and regulations promulgated thereunder. The Loans are adequately documented, and each note evidencing a Loan or credit agreement or security instrument related to a Loan constitutes a valid and binding obligation of the obligor thereunder, enforceable in accordance with the terms thereof, except as the enforceability thereof may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights, and all actions necessary to protect any related security interest have been duly taken. Neither BOJ nor any of its Subsidiaries has entered into any oral modifications or amendments or additional agreements related to the Loans that are not reflected in its records. Except as set forth in Section 5.20A of the Schedules, there is no valid claim or defense to the enforcement of any Loan and none has been asserted, and BOJ has no Knowledge of any acts or omissions that would give rise to any claim or right of rescission, set off, counterclaim or defense.
B.    The credit files of BOJ and each of its Subsidiaries contain all material information (excluding general, local or national industry, economic or similar conditions) known to BOJ or any of its Subsidiaries that is reasonably required to evaluate in accordance with generally prevailing practices in the banking industry the collectability of the Loan portfolio of BOJ or any of its Subsidiaries (including Loans that will be outstanding if it advances funds it is obligated to advance).

C.    The allowance for loan losses shown on BOJ Financial Statements as of December 31, 2016 was, and the allowance for loan losses to be shown on any financial statements of BOJ or Highlands Bank, or Consolidated Reports of Condition and Income of Highlands Bank, as of any date subsequent to the execution of this Agreement will be, calculated in accordance with GAAP in all material respects as applied to banking institutions and all applicable rules and regulations, and in the reasonable opinion of management, adequate in all respects to provide for all possible losses, net of recoveries relating to loans previously charged off, on Loans outstanding (including accrued interest receivable) of BOJ or any of its Subsidiaries and other extensions of credit (including letters of credit or commitments to make loans or extend credit); provided, however, that no representation or warranty is made as to the sufficiency of collateral securing or the collectability of such Loans.
Section 5.21    Employee Relationships. The relations of each of BOJ and its Subsidiaries with its respective employees are satisfactory. Neither BOJ nor any Subsidiary has received any notice of any controversies with, or organizational efforts or other pending actions by, Representatives of its respective employees. BOJ and its Subsidiaries have complied with all laws relating to the employment of labor with respect to their respective employees, and any independent contractors it has hired, including any provisions thereof relating to wages, hours, workplace discrimination, collective bargaining and the payment of workman’s compensation insurance and social security and similar Taxes, and no Person has asserted to BOJ or any Subsidiary that BOJ or any Subsidiary is liable for any arrearages of wages, workman’s compensation insurance premiums or any taxes or penalties for failure to comply with any of the foregoing. Except as set forth in Section 5.21 of the Schedules, to the Knowledge of BOJ, no key executive officer or manager of BOJ or Highlands Bank or any group of employees of BOJ or Highlands Bank has or have any present plans to terminate their employment with BOJ or Highlands Bank.

Section 5.22    Environmental Laws. BOJ and its Subsidiaries and any business owned or operated by any of them, whether or not held in a fiduciary or representative capacity, are and for the last seven (7) years have been in compliance in all material respects with all Environmental Laws (as defined below) and permits thereunder. Neither BOJ nor any of its Subsidiaries has received notice of any violation of any Environmental Laws or generated, stored, or disposed of any materials designated as Hazardous Materials (as defined below), and they are not subject to any claim, lien, charge or other encumbrance under any Environmental Laws. Except as set forth in Section 5.22 of the Schedules, to BOJ’s Knowledge, no BOJ Real Property and no real estate currently owned, operated or leased (including any property acquired by foreclosure or deeded in lieu thereof) by BOJ or its Subsidiaries or owned, operated or leased by BOJ or its Subsidiaries within the ten (10) years preceding the date of this Agreement, requires any environmental investigation, cleanup or response action to comply with Environmental Laws, or has been the site of any release of any Hazardous Materials. To BOJ’s Knowledge, (a) BOJ Real Property is free of asbestos, (b) no immovable property currently or previously owned by it, any Subsidiary or their respective predecessors is, or has been, a heavy industrial site or landfill, and (c) there are no underground storage tanks at any properties owned or operated by BOJ or any of its Subsidiaries and no underground storage tanks have been closed or removed from any properties owned or operated by BOJ or any of its Subsidiaries. BOJ has made available to Investar all environmental audits, site assessments, documentation regarding off-site disposal of Hazardous Materials, reports and other material environmental documents related to BOJ Real Property, any immovable property formerly owned or operated by BOJ or any of its Subsidiaries or any of their respective predecessors, and any other immovable property acquired by foreclosure or deeded in lieu thereof, which are in the possession or reasonable control of BOJ or any of its Subsidiaries.
Section 5.23    Regulatory Matters.
A.    Except as set forth on Section 5.23 of the Schedules, neither BOJ nor Highlands Bank is now or has been, within the last five (5) years, (i) subject to any cease-and-desist or other order or enforcement action issued by, (ii) a party to any written agreement, consent agreement or memorandum of understanding with, (iii) a party to any commitment letter or similar undertaking to, (iv) subject to any order or directive by, (v) ordered to pay any civil penalty by, (vi) a recipient of a supervisory letter from, or (vii) subject to any board resolutions adopted at the request or suggestion of, any Governmental Authority that restricts or restricted the conduct of its business or that relates or related to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, nor has BOJ been notified by any Governmental Authority that it is considering initiating any such Proceeding.
B.    Neither BOJ nor any Subsidiary knows of any fact or circumstance relating to it that would materially impede or delay receipt of any Requisite Regulatory Approvals, the Merger, or the other transactions contemplated by this Agreement, nor does BOJ or any Subsidiary have any reason to believe that the parties will not be able to obtain all Requisite Regulatory Approvals

Section 5.24    Accounting Controls. Each of BOJ and its Subsidiaries has devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances that: (a) all transactions are executed in accordance with general or specific authorization of its board of directors (or similar management body) and/or its duly authorized executive officers; (b) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to institutions such as it or other criteria applicable to such financial statements, and to maintain accountability for items therein; (c) control of its properties and assets is permitted only in accordance with general or specific authorization of its board of directors (or similar management body) and/or its duly authorized executive officers; and (d) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.
Section 5.25    Books and Records. The minute books, stock certificate books and stock transfer ledgers of each of BOJ and Highlands Bank have been kept accurately in the ordinary course of business and are complete and correct in all material respects; the transactions entered therein represent bona fide transactions; and there have been no transactions involving the business of BOJ or Highlands Bank that properly should have been set forth therein and that have not been accurately so set forth. The minute books, stock certificate books and stock transfer ledgers of each of BOJ and Highlands Bank have been made available for inspection by Investar.
Section 5.26    Trust Business. Neither BOJ nor any of its Subsidiaries has been appointed in a fiduciary or representative capacity in respect of any trusts, executorships, administrations, guardianships, conservatorships, or other fiduciary representative capacity. Neither BOJ nor any of its Subsidiaries administers or otherwise holds any indenture, pooling and servicing, private label, paying agency, collateral or disbursing agency, securities (whether bond, note, debenture or other) registrar, transfer agency, document custody or other fiduciary or agency contracts.
Section 5.27    Guaranties. Except for items in the process of collection in the ordinary course of Highlands Bank’s business, none of the obligations or liabilities of BOJ or Highlands Bank are guaranteed by any other Person, nor, except in the ordinary course of business, according to prudent business practices and in compliance with all Legal Requirements, has BOJ or Highlands Bank guaranteed the obligations or liabilities of any other Person.

Section 5.28    Employee Benefit Plans.
A.    Section 5.28A of the Schedules lists all employee benefit plans, arrangements or agreements providing benefits or compensation to any current or former employees, directors or consultants of BOJ or any of its ERISA Affiliates (as defined below) that are sponsored or maintained by BOJ or any of its ERISA Affiliates or to which BOJ or any of its ERISA Affiliates contributes or is obligated to contribute on behalf of current or former employees, directors or consultants of BOJ or any of its ERISA Affiliates or with respect to which BOJ or any of its ERISA Affiliates has any Liability, including any employee welfare benefit plan within the meaning of Section 3(1) of the ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA or any employment agreement or collective bargaining, employee stock ownership, bonus, incentive, deferred compensation, stock purchase, stock option, severance, change of control or fringe benefit plan (each of the foregoing, a “BOJ Employee Plan”). There is no pending or, to the Knowledge of BOJ, threatened Proceeding relating to any BOJ Employee Plan. All of the BOJ Employee Plans comply and have been administered in all material respects with their terms and with all Legal Requirements. To the Knowledge of BOJ, there has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to the BOJ Employee Plans which is likely to result in the imposition of any penalties or Taxes upon BOJ or any of its Subsidiaries under Section 502(i) of ERISA or Section 4975 of the Code. All contributions, premiums or other payments required by law or by any BOJ Employee Plan that are due as of the date of this Agreement have been made by the due date thereof.
B.    Neither BOJ nor any of its Subsidiaries has any liabilities for post-retirement or post-employment welfare benefits under any BOJ Employee Plan that cannot be amended or terminated upon 60 days’ notice or less without incurring any Liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code, or similar state laws, the cost of which is borne by the insured individuals. To the Knowledge of BOJ, each BOJ Employee Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code is qualified in form and operation and no event or circumstance has occurred that would disqualify any such BOJ Employee Plan. BOJ has provided or made available copies of (i) each BOJ Employee Plan, (ii) the most recent summary plan descriptions of each BOJ Employee Plan, (iii) each trust agreement, insurance policy or other instrument relating to the funding or administration of any BOJ Employee Plan, (iv) the three most recent annual reports (Form 5500 series) and accompanying schedules filed with the IRS or the United States Department of Labor with respect to each BOJ Employee Plan, (v) the most recent determination, advisory or opinion letter issued by the IRS with respect to each BOJ Employee Plan that is intended to qualify under Section 401 of the Code, (vi) the most recent available financial statements for each BOJ Employee Plan, and (vii) the most recent audited financial statements for each BOJ Employee Plan for which audited statements are required by ERISA.

C.    Neither BOJ nor any ERISA Affiliate (as defined below) has any Liability with respect to a Multiemployer Plan. Neither BOJ nor any ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to any multiemployer plan, as defined by Section 3(37) of ERISA (a “Multiemployer Plan,”) and neither BOJ, nor any ERISA Affiliate has incurred any withdrawal liability under Part I of Subtitle E of Title IV of ERISA that has not been satisfied in full. Neither BOJ nor any ERISA Affiliate sponsors, maintains or contributes to any employee benefit plan that is subject to Title IV of ERISA, and neither BOJ nor any ERISA Affiliate has, at any time during the last six (6) years, sponsored, maintained, contributed to or been obligated to contribute to any plan subject to Title IV of ERISA.
D.    There does not now exist, nor, to the Knowledge of BOJ, do any circumstances exist that could result in, any Controlled Group Liability of BOJ or any of its Subsidiaries now or following the Closing.
E.    Except as set forth in Section 5.28E of the Schedules, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee of BOJ or any of its Subsidiaries to severance pay, retention bonuses, parachute payments, non-competition payments, unemployment compensation or any other payment from BOJ or any of its Subsidiaries, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee. There is no contract, agreement, plan or other arrangement covering any service provider or former service provider of BOJ or any of its Subsidiaries that, individually or in the aggregate, could give rise to the payment by BOJ or any of its Subsidiaries of any amount that would not be deductible pursuant to the terms of Section 162(m) or Section 280G of the Code.
F.    Except as set forth in Section 5.28F of the Schedules, there are no outstanding compensatory equity awards with respect to shares of the capital stock of BOJ, including any arrangements awarding stock options, stock appreciation rights, stock appreciation units, restricted stock, deferred stock, phantom stock or any other equity compensation to any employee, director or other service provider of BOJ or any ERISA Affiliate.
G.    Except as set forth in Section 5.28G of the Schedules, there are no outstanding shares of capital stock of BOJ which were distributed to any current shareholder from BOJ’s employee stock ownership plan (the “BOJ ESOP”), or if such shares were distributed and are now outstanding, the holder thereof no longer has any “put” rights with respect to these shares under the employee stock ownership plan entitling the holder to require BOJ to purchase such shares.
H.    No BOJ Employee Plan other than the BOJ ESOP is invested in or provides the opportunity for the purchase of any employer security (within the meaning of ERISA §407(d)). Except as set forth in Section 5.28H of the Schedules, each BOJ Employee Plan may be amended or terminated at any time by BOJ or Highlands Bank subject only to regulations promulgated under the Code, ERISA, and the regulations of the PBGC and without BOJ or Highlands Bank making any additional contributions to such BOJ Employee Plan.
I.    Except as set forth in Section 5.28I of the Schedules, there are no claims for worker’s compensation benefits arising out of occurrences prior to the Closing Date.

J.    Each BOJ Employee Plan that is a nonqualified deferred compensation plan subject to Code §409A has been operated in compliance with Code §409A since January 1, 2005. No BOJ Employee Plan that would be a nonqualified deferred compensation plan subject to Code §409A but for the effective date provisions that are applicable to §409A, has been “materially modified” within the meaning of Section 885(d)(2)(B) of the AJCA after October 22, 2004.
Section 5.29    Deposits. Except as set forth in Section 5.29 of the Schedules, no deposit of Highlands Bank is a “brokered” deposit (as such term is defined in 12 C.F.R. § 337.6(a)(2)) or is subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business).
Section 5.30    Derivative Contracts. Neither BOJ nor any Subsidiary is a party to nor has agreed to enter into an exchange traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in the Investar Financial Statements which is a financial derivative contract (including various combinations thereof).
Section 5.31    Brokers. Except as set forth in Section 5.31 of the Schedules, no broker, finder or investment banker is entitled to any brokerage, finders, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of BOJ or any of its Subsidiaries.
Section 5.32    Exercise of Appraisal Rights. BOJ has no Knowledge of any plan or intention on the part of any shareholder of BOJ to make written demand for payment of the fair value of such holder’s shares of BOJ Stock in the manner provided in Section 2.05F.
Section 5.33    Fairness Opinion. Prior to the execution of this Agreement, BOJ has received a written opinion from National Capital, LLC, dated as of the date of this Agreement, to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date of this Agreement, the Aggregate Merger Consideration to be received by the shareholders of BOJ under his Agreement is fair, from a financial point of view, to such shareholders. Such opinion has not been amended or rescinded as of the date of this Agreement.
Section 5.34    Trust Preferred Securities.
A.    BOJ has issued and has presently outstanding $3,093,000.00 of Floating Rate Junior Subordinated Deferrable Interest Debentures due 2034 held by BOJ Bancshares Statutory Trust I pursuant to an Indenture dated as of December 15, 2004 between BOJ, as issuer, and Wilmington Trust Company, as Trustee. BOJ Bancshares Statutory Trust I has issued trust preferred securities pursuant to the terms of the Amended and Restated Declaration of Trust among BOJ, as sponsor, Wilmington Trust Company, as Delaware Trustee and Property Trustee, and the administrative trustees named therein (the issuance of such securities and all documents and instruments related thereto being referred to collectively herein as the “Trust Preferred Issuance”).

B.    All representations and warranties as made by BOJ in the documents related to the Trust Preferred Issuance were true in all material respects when made. The Trust Preferred Issuance was authorized, issued and, to BOJ’s Knowledge, sold in compliance with all applicable Legal Requirements.
C.    BOJ is current on all dividend payments payable with respect to Floating Rate Junior Subordinated Deferrable Interest Debentures due 2034 issued as part of the Trust Preferred Issuance.
Section 5.35    Representations Not Misleading. No representation or warranty by BOJ contained in this Agreement, nor any statement, exhibit or schedule furnished to Investar by BOJ under and or in anticipation of this Agreement, contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was or will be made, not misleading, in any material respect. No information material to the Merger, and that is necessary to make the representations and warranties herein contained not misleading, in any material respect, has been withheld by BOJ.

ARTICLE VI
CONDUCT OF BUSINESS PENDING THE MERGER
Section 6.01    Forbearances of BOJ and Investar. BOJ agrees with respect to Section 6.01A-V, and Investar agrees with respect to Section 6.01A, C and I, that from the date of this Agreement until the Effective Time, except as set forth in Section 6.01 of the Schedules, as expressly contemplated by this Agreement or as required by Legal Requirement, without the prior written consent of the other Party (which consent will not be unreasonably withheld or delayed), it will not, and will cause each of its Subsidiaries not to:
A.    Banking Operations. Enter into any new material line of business or change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies;
B.    Banking Offices. Open, close or relocate any branch office, or acquire or sell or agree to acquire or sell any branch office or deposit liabilities;
C.    Capital Stock. Issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its common stock or permit new shares of its stock to become subject to new grants, other than upon the exercise of the BOJ Options or outstanding stock options of Investar, as the case may be, prior to the Closing, provided, however, that the foregoing shall not prevent Investar from entering into any commitment or agreement to acquire or consolidate with another financial institution or its holding company wherein a portion of the offered purchase or merger consideration to be paid by Investar is in the form of shares of Investar’s capital stock;
D.    Dividends, Distributions and Repurchases. Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (other than any dividends from its wholly-owned Subsidiaries to it or another of its wholly-owned Subsidiaries) or directly or indirectly adjust, split, combine, redeem, reclassify, purchase of otherwise acquire, any shares of its stock (other than repurchases of common shares in the ordinary course of business to satisfy obligations under dividend reinvestment or employee benefit plans);
E.    Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances or other dispositions or discontinuances in the ordinary course of business consistent with past practice and in a transaction that, together with other such transactions, is not material to it and its Subsidiaries, taken as a whole;

F.    Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, deposits, business or properties of any other Entity or enter into any other transaction, except in the ordinary course of business consistent with past practice and in a transaction that, together with other such transactions, is not material to it and its Subsidiaries, taken as a whole, and does not present a material risk that the Closing Date will be materially delayed or that the Requisite Regulatory Approvals will be more difficult to obtain;
G.    Constituent Documents. Amend its Constituent Documents or those of its Subsidiaries;
H.    Accounting Methods. Implement or adopt any change in its accounting principles or policies, other than as may be required by GAAP or RAP;
I.    Adverse Actions. Knowingly take or omit to take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code or that is reasonably likely to result in any of the conditions to the Merger set forth in Article VIII not being satisfied;
J.    Indebtedness. Incur or guarantee any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice;
K.    Employee Arrangements. Except as set forth in Section 6.01K of the Schedules and except for pay increases in the ordinary course of business consistent with past practices to non executive officer employees, make any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or pay or agree or orally promise to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees or agents, or enter into any employment or consulting contract (other than as contemplated by this Agreement) or other agreement with any director, officer or employee or adopt, amend in any material respect or terminate any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by it for the benefit of its directors, employees or former employees, except in the ordinary course of business and consistent with past practices and safe and sound banking principles and except as may be required by law;
L.    Proceedings. Settle any Proceeding involving the payment by it of monetary damages in excess of $50,000 in the aggregate or imposing a restriction on the operations of BOJ or its Subsidiaries;
M.    Continuing Contracts. Enter into, amend, renew or terminate any agreement of the type that is or would be required to be disclosed in Section 5.13 of the Schedules;

N.    Liens. Mortgage, pledge or subject to Lien any of its property, business or assets, corporeal or incorporeal, except (i) statutory liens not yet delinquent, (ii) consensual landlord liens, (iii) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, and (iv) pledges of assets to secure public funds deposits;
O.    Capital Expenditures. Make any capital expenditures or capital additions or betterments in excess of an aggregate of $50,000;
P.    Books and Records. Sell or dispose of, or otherwise divest itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;
Q.    Investment Securities. Sell (other than for payment at maturity) or purchase any investment other than: (a) U.S. Treasury or U.S. Government Agency security; or (b) any other security with a duration of one (1) year or less and a AAA rating by at least on nationally recognized ratings agency;
R.    Loan Amendments and Renewals. Except with respect to Loans that are (i) current and (ii) whose borrowers are in good standing, renew, extend the maturity of, or alter any Loan;
S.    Material Loans. Except for Loans up to $1,000,000 in original principal amount, or such higher amount as may be mutually agreeable to the parties, make a new Loan in excess of $1 million without Investar’s consent, which consent Investar will be deemed to have given, unless it objects to the Loan within three Business Days of receiving a notice from BOJ (the date of the notice being the first day) identifying the proposed borrower, the loan amount, and the material Loan terms;
T.    Problem Loans. Make, commit to make any, renew, extend the maturity of, or alter any of the material terms of any Loan to a borrower or to a known related interest of a borrower who has a loan with Highlands Bank that is classified as “substandard”;
U.    Immovable Property. Enter into any acquisitions or leases of immovable property, including new leases and lease extensions; or
V.    Commitments. Enter into any contract, with respect to, or otherwise agree or commit to do, any of the foregoing.

Section 6.02    Affirmative Covenants of BOJ and Investar. BOJ agrees with respect to Section 6.02A-J, and Investar agrees with respect to Section 6.02A, that from the date of this Agreement until the Effective Time, except with the prior written consent of the other Party (which consent will not be unreasonably withheld or delayed), it will, and will cause each of its Subsidiaries to, use commercially reasonable efforts to:

A.    Ordinary Course. Conduct its business and the business of its Subsidiaries in the ordinary and usual course and use commercially reasonable efforts to preserve intact their organizations and assets and maintain their rights, franchises and authorizations and their existing relations with customers, suppliers, employees and business associates;
B.    Lending. Extend credit only in accordance with existing lending policies and promptly classify and charge-off loans and deposit accounts overdrawn and make appropriate adjustments to loss reserves in accordance with the Call Report Instructions and the Uniform Retail Credit Classification and Account Management Policy;
C.    Existing Agreements. Use commercially reasonable efforts to obtain any approvals or consents required to maintain all existing material contracts, leases and documents relating to or affecting its assets, properties and business;
D.    Compliance with Laws. Comply in all material respects with all Legal Requirements, the noncompliance with which could be expected to result in a Material Adverse Change on such Party;
E.    Taxes. Timely file all Tax Returns required to be filed by it and promptly pay all Taxes that become due and payable, except those being contested in good faith by appropriate proceedings;
F.    Withholding. Withhold from each payment made to each of its employees the amount of all Taxes required to be withheld therefrom and pay the same to the proper Governmental Authorities;
G.    Existing Obligations. Perform all of its obligations under contracts, leases and documents relating to or affecting its assets, properties and business except such obligations as it may in good faith reasonably dispute;
H.    Accounting. Account for all transactions and prepare all BOJ Financial Statements and all BOJ Call Reports in accordance with GAAP or RAP, as applicable.
I.    Insurance. Maintain in full force and effect all insurance policies now in effect or renewals thereof and, except as required by prudent business practices that do not jeopardize insurance coverage, give all notices and present all claims under all insurance policies in due and timely fashion; and
J.    Regulatory Matters. Timely file all reports required to be filed with all Governmental Authorities and observe and conform in all material respects to all Legal Requirements, except those being contested in good faith by appropriate proceedings.

ARTICLE VII
COVENANTS
Section 7.01    Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each Party will use commercially reasonable efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under all Legal Requirements, so as to permit consummation of the transactions contemplated by this Agreement as promptly as practicable, and each Party will cooperate fully with, and furnish information to, the other Party to that end.
Section 7.02    Litigation and Claims. Each Party will promptly notify the other Party in writing of any Proceeding pending or, to the Knowledge of such Party, threatened against any Party or any of its Subsidiaries that questions or might question the validity of this Agreement or any other agreement contemplated by this Agreement or any action taken or to be taken by the parties or their respective Subsidiaries with respect hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.
Section 7.03    Shareholder Approval; Change of Recommendation; Proxy Statement/ Prospectus.
A.    BOJ will submit to its shareholders for their approval this Agreement and any other matters required to be approved or adopted by its shareholders to carry out the intentions of this Agreement. In furtherance of that obligation, the board of directors of BOJ will take all actions necessary to convene a meeting of its shareholders (including any adjournment or postponement, the “BOJ Meeting”), as promptly as practicable after the S-4 Registration Statement has been declared effective by the SEC, to consider and vote upon approval of this Agreement as well as any other appropriate matters, and will recommend that the shareholders of BOJ vote to approve the Agreement and the Merger. The BOJ Board shall not make any third party or public communication proposing or announcing an intention to withdraw, amend or modify in a manner adverse to Investar its recommendation (a “Change in Recommendation”) and will use its commercially reasonable efforts to obtain the necessary approvals by BOJ’s shareholders of this Agreement and the transactions contemplated hereby (the “BOJ Shareholder Approval”). Notwithstanding the foregoing, if BOJ has complied with Section 7.08, the BOJ Board may effect a Change in Recommendation and cease such efforts if BOJ or any of its representatives receives an unsolicited bona fide Acquisition Proposal before the BOJ Shareholder Approval that the BOJ Board has (i) determined in its good faith judgment (after consultation with its financial advisors, if any, and outside legal counsel) that such Acquisition Proposal constitutes or is reasonably expected to result in a Superior Proposal, and (ii) determined in its good faith judgment (after consultation with its outside legal counsel) that the failure to effect a Change in Recommendation would cause or is reasonably likely to cause it to violate its fiduciary duties under applicable law.

B.    Investar and BOJ will jointly prepare the Proxy Statement/Prospectus to be submitted to the shareholders of BOJ in connection with the BOJ Meeting (as defined below), and Investar shall prepare and file with the SEC the Registration Statement on Form S-4 to be filed with the SEC by Investar in connection with the issuance of shares of Investar Common Stock in the Merger (including the proxy statement and prospectus (the “Proxy Statement/Prospectus”) constituting a part thereof) (the “S-4 Registration Statement”). Investar and BOJ shall cooperate and shall furnish to the other all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement/Prospectus, the S-4 Registration Statement, or any other filing, notice or application made on behalf of Investar or its Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement. Investar and BOJ each shall use commercially reasonable efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and promptly thereafter mail the Proxy Statement/Prospectus to the shareholders of BOJ. Investar shall also use commercially reasonable efforts to satisfy prior to the effective date of the S-4 Registration Statement, all necessary state securities law or “blue sky” notice requirements in connection with the Merger and to consummate the other transactions contemplated by this Agreement and will pay all expenses incident thereto.
C.    Investar and BOJ each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (i) the S-4 Registration Statement will, at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto will, at the date of mailing to shareholders of BOJ and at the time of the meeting of shareholders of BOJ to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each Party further agrees that if it becomes aware that (1) any information furnished by it would cause any of the statements in the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or (2) any material fact necessary to make the statements therein not false or misleading has been omitted, it will promptly inform the other Party thereof and take appropriate steps to correct or amend the Proxy Statement/Prospectus. Investar and BOJ will cause the S-4 Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder.
Section 7.04    Consents and Approvals.
A.    Investar will use commercially reasonable efforts, and BOJ will reasonably cooperate with Investar at the Investar’s request, to obtain all consents, approvals, authorizations, waivers or similar affirmations described in Section 4.07 of the Schedules.

B.    BOJ will use commercially reasonable efforts, and Investar will reasonably cooperate with BOJ at the BOJ’s request, to obtain all consents, approvals, authorizations, waivers or similar affirmations described in Section 5.09 of the Schedules.
Section 7.05    Public Disclosure. No Party will issue any press release, written employee communication, written shareholder communication or other public disclosure of the existence, terms, conditions or status of this Agreement or the transactions contemplated by this Agreement without first consulting with the other Party, nor will any Party issue any such communication or make such public statement without the consent of the other Party, which will not be unreasonably withheld or delayed. Notwithstanding the foregoing, a Party may, without the prior consent of the other Party (but after prior consultation, to the extent practicable under the circumstances), issue such communication or make such public statement as may be required by any Legal Requirement.
Section 7.06    Access; Information.
A.    Except as prohibited by any Legal Requirement, upon reasonable notice from the other Party, each Party will (and will cause each of its Subsidiaries to): (i) afford the other Party and its employees, officers and authorized Representatives (including legal counsel, accountants and consultants) full access to its properties, books and records (and those of its Subsidiaries) during normal business hours so that such other Party may have the opportunity to make such reasonable investigation as it will desire to make of the affairs of such Party and its Subsidiaries, and (ii) furnish such other Party with such additional financial and operating data and other information as to its business and properties as such other Party may, from time to time, reasonably request. Neither Party nor any of its Subsidiaries will be required to afford access to or disclose information that would jeopardize attorney-client privilege (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties), contravene any binding arrangement with any third party or violate any Legal Requirement. The parties will make appropriate substitute arrangements in circumstances where the previous sentence applies.
B.    As soon as practicable after they become available, each Party will deliver or make available to the other Party all unaudited monthly and quarterly financial information prepared for the internal use of management of such Party and all Consolidated Reports of Condition and Income filed by such Party and its Subsidiary(ies) after the date of this Agreement.
C.    No access or investigation by a Party of the business and affairs of the other Party under this Section 7.06 or otherwise will affect or be deemed to modify or waive any representation, warranty, covenant or agreement of such other Party in this Agreement or any Schedule delivered in accordance with this Agreement, the conditions to the Party’s obligation to consummate the transactions contemplated by this Agreement, or any remedies available to the Party under this Agreement.

Section 7.07    Confidentiality.
A.    Each Party (such Party when disclosing information being the “Disclosing Party,” and such Party when receiving information being the “Recipient Party”) acknowledges that any information, materials and documentation of the other Party that it receives or observes under this Agreement or in connection with the Merger, either before or after execution of this Agreement, relating to or involving the business, operations or affairs of the Disclosing Party or otherwise in possession of the Disclosing Party, is confidential (“Subject Information”); provided, however, that Subject Information will not include information that (i) is or becomes available to the public other than as a result of a disclosure by the Recipient Party, (ii) was known to the Recipient Party or in its possession prior to its disclosure to the Recipient Party, (iii) becomes available to the Recipient Party from a source other than the Disclosing Party, provided that such information is not known by the Recipient Party to have been provided in breach of a confidentiality agreement with the Disclosing Party or in breach of a contractual, legal or fiduciary obligation to the Disclosing Party, or (iv) is or was developed independently by the Recipient Party without reference to confidential information provided by the Disclosing Party.
B.    Each Recipient Party will use, and will cause its Representatives to use, commercially reasonable efforts to protect and maintain the confidentiality of such Subject Information; provided, however, that the foregoing will not prevent the Recipient Party from disclosing or making available such information (i) on a confidential basis to its Representatives for the purpose of carrying out the Merger, (ii) to the extent required by a Legal Requirement, or (iii) in connection with obtaining any Requisite Regulatory Approval. Prior to disclosing or making available such information to its Representatives, the Recipient Party will inform its Representatives of the confidential nature of the Subject Information and will direct its Representatives to treat the Subject Information confidentially. The Recipient Party will be strictly liable for any breach of these confidentiality provisions by its Representatives.
C.    In the event of termination of this Agreement for any reason, the Recipient Party will promptly return to the Disclosing Party all written material containing or reflecting any Subject Information other than information contained in any application, notice or other document filed with any Governmental Authority and not returned to the Recipient Party by such Governmental Authority. In making any such filing, the Recipient Party will request confidential treatment of such Subject Information included in any application, notice or other document filed with any Governmental Authority.

Section 7.08    Acquisition Proposals.
A.    Neither BOJ, its Subsidiaries nor any of their respective directors, officers, agents or representatives shall directly or indirectly take any action to solicit, initiate, encourage or facilitate the making of any inquiries with respect to, or provide any information to, conduct any assessment of or negotiate with any other Person with respect to any Acquisition Proposal or any transaction which is reasonably expected to lead to an Acquisition Proposal; provided, however, that none of the foregoing will prohibit BOJ or its Subsidiaries or Representatives from informing any Person of the restrictions set forth in this Section 7.08A or from contacting any Person or its Representatives who has made, after the date of this Agreement, an Acquisition Proposal solely to request the clarification of the terms and conditions of that Acquisition Proposal for the purpose of determining whether it constitutes or is reasonably likely to result in a Superior Proposal.
B.    Notwithstanding anything to the contrary in Section 7.08A, if BOJ has complied with Section 7.08A and BOJ or its Representatives receives an unsolicited bona fide Acquisition Proposal from another Person before the BOJ Shareholder Approval that the BOJ Board has (i) determined in its good faith judgment (after consultation with BOJ’s financial advisors and outside legal counsel) that such Acquisition Proposal constitutes or is reasonably expected to result in a Superior Proposal, and (ii) determined in its good faith judgment (after consultation with BOJ’s outside legal counsel) that the failure to take such action would cause, or is reasonably expected to cause, it to violate its fiduciary duties under applicable law, then BOJ or its Representatives may furnish information to and enter into discussions and negotiations with such other Person, provided that such Person executes appropriate confidentiality agreement that is no less protective of BOJ’s confidential information than the confidentiality provisions set forth in Section 7.07 of this Agreement.
C.    BOJ agrees to notify Investar in writing (which may be electronically) within two (2) business days after receipt of an unsolicited Acquisition Proposal and provide reasonable detail as to the identity of the Person making the Acquisition Proposal and the material terms of the Acquisition Proposal. BOJ represents that as of the date of this Agreement, it is not engaged in any existing activities, discussions or negotiations with any Person that relates to any Acquisition Proposal, other than the transactions contemplated by this Agreement. BOJ will, and will cause each of its Subsidiaries to, take the necessary steps to inform the appropriate Persons referred to in this Section 7.08 of the obligations undertaken in this Section 7.08.

D.    Nothing in this Agreement shall impair Investar’s ability to engage in any discussions or enter into any agreements with respect to any mergers, acquisitions of financial institutions or other assets, or other similar transactions; provided, however, that Investar shall not take any action or omit to take any action that would, or is reasonably likely to, (i) materially delay or impede the consummation of the transactions contemplated by this Agreement (including without limitation materially delay or impede the S-4 Registration Statement from being declared effective by the Security and Exchange Commission, or materially delay or impede receipt of all Requisite Regulatory Approvals); (ii) prevent or impede the Merger from qualifying as a reorganization under Section 368(a) of the Code; or (iii) result in (1) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (2) any of the conditions set forth in Sections 8.01 and 8.03 not being satisfied, or (3) a material violation of any provision of this Agreement. Investar will communicate with BOJ regarding any offer it has made to acquire control of any financial institution other than BOJ.
Section 7.09    Regulatory Applications.
A.    Each Party will cooperate and use commercially reasonable efforts to prepare as promptly as possible all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement (the “Requisite Regulatory Approvals”) and will use commercially reasonable efforts to make all necessary filings in respect of the Requisite Regulatory Approvals within forty-five (45) days following the date hereof. Each Party may review in advance, and to the extent practicable each will consult with the other, in each case subject to any Legal Requirement relating to the exchange of information, with respect to all public portions of any applications or other material written information submitted to any third party or any Governmental Authority in connection with the Requisite Regulatory Approvals. In exercising the foregoing right, each Party will act reasonably and as promptly as practicable. Each Party will consult with the other Party with respect to obtaining all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and will keep the other Party apprised of the status of material matters relating to the completion of the transactions contemplated by this Agreement.
B.    Each Party will, upon request, furnish the other Party with all information concerning itself, its Subsidiaries, assets, liabilities, business, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other Party or any of its Subsidiaries with or to any third party or Governmental Authority in connection with the transactions contemplated by this Agreement.
Section 7.10    Disclosure Schedules. At least five (5) days prior to the Closing, each Party will deliver to the other Party updated Schedules reflecting any material changes to the Schedules between the date of this Agreement and the Closing Date.

Section 7.11    Notification of Certain Matters.
A.    Investar will promptly notify BOJ in writing if it becomes aware of any fact or condition that makes or shows to be untrue any representation or warranty made by Investar in, or any information disclosed on the Schedules provided to BOJ by Investar under, this Agreement; reasonably would be expected to cause or constitute a breach of, of failure to comply with, any of the covenants or agreements of Investar contained in this Agreement; or reasonably would be expected to give rise, individually or in the aggregate, to the failure to occur of any closing condition under this Agreement. No information received by BOJ under this Section 7.11A will affect or be deemed to modify or waive any representation, warranty, covenant or agreement of Investar in this Agreement, any Schedules delivered in accordance with this Agreement, any condition to BOJ’s obligation to consummate the Merger or any remedies available to BOJ under this Agreement.
B.    BOJ will promptly notify Investar in writing if it becomes aware of any fact or condition that makes or shows to be untrue any representation or warranty made by BOJ in, or any information disclosed on the Schedules provided to Investar by BOJ under, this Agreement; reasonably would be expected to cause or constitute a breach of, or failure to comply with, any of the covenants or agreements of BOJ contained in this Agreement; or reasonably would be expected to give rise, individually or in the aggregate, to the failure to occur of any closing condition under this Agreement. No information received by Investar under this Section 7.11B will affect or be deemed to modify or waive any representation, warranty, covenant or agreement of BOJ in this Agreement, any Schedules delivered in accordance with this Agreement, any condition to Investar’s obligation to consummate the Merger or any remedies available to Investar under this Agreement.

Section 7.12    Employee Matters.
A.    To the extent requested by Investar, BOJ or its appropriate Subsidiary will execute and deliver such instruments and take such other actions as Investar may reasonably require to cause the freeze, amendment or termination of any BOJ Employee Plan in accordance with the terms thereof and in accordance with all Legal Requirements, to be effective as of the Effective Date, except that the winding up of any such plan or agreement may be completed following the Closing Date. Investar agrees that the employees of BOJ and its Subsidiaries who continue their employment after the Closing Date (the “BOJ Employees”) will be entitled, subject to Section 7.12B, to either (i) continue participation in any continuing BOJ Plans or (ii) participate as newly hired employees in the employee benefit plans and programs maintained for employees of Investar and Investar Bank, in accordance with the respective terms of such plans and programs, and Investar will take all actions reasonably necessary or appropriate to facilitate coverage of the BOJ Employees in such plans and programs from and after the Closing Date. To the extent that Investar desires to maintain the effectiveness of any BOJ Employee Plan, BOJ or its appropriate Subsidiary will execute and deliver such instruments and take such other actions as Investar may reasonably require in furtherance of the transfer of such BOJ Employee Plan to Investar on terms satisfactory to Investar and in accordance with all Legal Requirements. Notwithstanding the foregoing, after the Closing Date, the assets of Highlands Bank’s 401(k) retirement plan will be transferred to Investar’s 401(k) retirement plan, and to the extent permissible under the terms of the plan, each BOJ Employee will be entitled to credit for past service with BOJ for the purpose of satisfying any eligibility or vesting periods under Investar’s 401(k) retirement plan. The parties will cooperate to take all actions necessary and appropriate to effectuate the plan to plan transfer.

B.    Each BOJ Employee will be entitled to credit for prior service with BOJ for all purposes under the employee welfare benefit plans and other employee benefit plans and programs (excluding vesting requirements under any stock incentive plan and severance for BOJ Employees who are terminated within six months following the Effective Time, which severance is addressed in Section 7.12C) sponsored by Investar or Investar Bank to the extent permitted by such Investar Employee Plan and any Legal Requirements. To the extent permitted by such Investar Employee Plan and any Legal Requirements, any eligibility waiting period and pre-existing condition exclusion applicable to such Investar Employee Plan will be waived with respect to each BOJ Employee and his or her eligible dependents. To the extent permitted by Legal Requirement and the applicable Investar Employee Plan, Investar will credit each BOJ Employee and his or her eligible dependents for the year during which coverage under Investar’s group health plan begins, with any deductibles, co-pays or out-of-pocket payments already incurred by such BOJ Employee during such year under the BOJ’s group health plan. Each BOJ Employee shall retain the vacation accrual earned under Highlands Bank’s vacation policy as of the Effective Time so that such BOJ Employee shall receive under Investar’s vacation policy a vacation benefit no less than what such BOJ Employee had earned under Highlands Bank’s vacation policy as of the Effective Time; provided, however, that any future accrual of benefits shall be in accordance with Investar’s vacation policy. From and following the Closing Date, such BOJ Employee will begin to accrue vacation, sick and personal time under Investar’s policies, with such employee being given credit for prior service with BOJ or Highlands Bank for purposes of Investar’s policies governing vacation, sick and personal time. For purposes of determining a BOJ Employee’s benefits for the calendar year in which the Merger occurs under Investar’s vacation program, any vacation taken by a BOJ Employee immediately preceding the Closing Date for the calendar year in which the Merger occurs will be deducted from the total Investar vacation benefit available to such BOJ Employee for such calendar year.
C.    Any current BOJ Employee who is not a party to an employment, change in control or severance agreement or other separation agreement that provides a benefit on termination of employment, whose employment is terminated involuntarily (other than for cause) within six (6) months following the Effective Time, will receive a lump sum severance payment from Investar Bank (which payment Investar will cause to be made) in an amount equal to two weeks compensation at such employees’ base rate of compensation, multiplied by the number of whole years of service by such employee with BOJ as of the Effective Time (with a minimum of four (4) weeks’ base salary and subject to a maximum of up to 26 weeks’ base salary), subject to the execution of a release of claims against Investar and its Affiliates. For purposes of this Section, “cause” means any termination of employment due to the occurrence of one of more of the following events: (i) the employee’s willful refusal to comply in any material respect with the lawful employment policies of Investar and its Subsidiaries, (ii) the employee’s commission of an act of fraud, embezzlement or theft against Investar or any of its Subsidiaries, (iii) the conviction or plea of nolo contendere to any crime involving moral turpitude or a felony, or (iv) the failure to substantially perform the duties and responsibilities of his or her position with Investar Bank.

D.    BOJ shall terminate the BOJ ESOP effective immediately prior to the Effective Time. As soon as practicable after the date hereof, BOJ shall file or cause to be filed all necessary documents with the IRS for a determination letter for termination of the BOJ ESOP immediately prior to the Effective Time, with a copy to be provided to Investar and its counsel in advance of such filing. Prior to the Effective Time, BOJ and, following the Effective Time, Investar shall use their respective commercially reasonable efforts to obtain such favorable determination letter as promptly as practicable (including, but not limited to, adopting such amendments to the BOJ ESOP as may be requested by the IRS as a condition to its issuance of a favorable determination letter). As soon as practicable following the later of the Effective Time or the receipt of the favorable determination letter from the IRS regarding the qualified status of the BOJ ESOP upon its termination, all account balances in the BOJ ESOP shall be either distributed to participants and beneficiaries or rolled over to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct. Immediately following the Closing Date, Investar Bank will appoint one person mutually agreed to between Investar Bank and Highlands Bank to serve as a trustee of the BOJ ESOP, with such person to serve as a trustee of the BOJ ESOP until receipt of a favorable determination letter from the IRS with respect to the termination of the BOJ ESOP and complete distribution of all account balances in the BOJ ESOP has been completed, as contemplated under Section 7.12D.
Section 7.13    Bank Merger Transaction. The parties will cooperate to take all actions (including making all such filings) necessary and appropriate to effectuate the Bank Merger, to be effective as soon as practicable following the Effective Time.
Section 7.14    Termination of Data Processing Contracts. Investar intends to convert some or all of BOJ’s information and data onto Investar’s information technology systems (the “Data Conversion”). BOJ agrees to cooperate with Investar in preparing for the Data Conversion, including providing reasonable access to data, information systems, and personnel having expertise with BOJ’s and Highland Bank’s information and data systems. Until the Effective Time, BOJ shall advise Investar of all anticipated renewals or extensions of existing data processing service agreements, data processing software license agreements, data processing hardware lease agreements, and other material technology-related licensing, maintenance or servicing agreements with independent vendors (“Technology-Related Contracts”) involving BOJ or Highlands Bank. BOJ will cooperate with Investar and take all necessary actions to ensure that all Technology-Related Contracts will, if the Merger occurs, be terminated on such date(s) as may be requested by Investar.

Section 7.15    Conforming Accounting Adjustments. If requested by Investar, BOJ will and will cause Highlands Bank to, consistent with GAAP, immediately prior to Closing, make such accounting entries as Investar may reasonably request to conform the accounting records of BOJ and Highlands Bank to the accounting policies and practices of Investar and Investar Bank, respectively. No such adjustment will by itself constitute or be deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement or be an acknowledgment by BOJ or Highlands Bank of any adverse circumstances for purposes of determining whether the conditions to Investar’s obligations under this Agreement have been satisfied or that such adjustment has any bearing on the Aggregate Merger Consideration. No adjustment required by Investar will require any prior filing with any Governmental Authority or violate any Legal Requirement applicable to BOJ or Highlands Bank.
Section 7.16    Financial Statements. The consolidated balance sheets as of future dates and the related statements of income, changes in stockholders’ equity and cash flows of any Party for the periods then ended, that may be provided by such Party to the other Party subsequent to the date hereof, will be prepared from the books and records of such Party and its Subsidiaries and will fairly present, in all material respects, the consolidated financial position, results of operations, stockholders’ equity and cash flows of such Party at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis throughout the periods indicated, except that unaudited financial statements may (i) omit the footnote disclosure required by GAAP and (ii) be subject to normal year-end audit adjustments required by GAAP. The Consolidated Reports of Condition and Income filed by the Subsidiary of a Party subsequent to the date hereof will fairly present the financial position of such Subsidiary and the results of its operations at the dates and for the periods indicated in compliance with all Legal Requirements.
Section 7.17    Indemnification.
A.    To the extent not prohibited by any Legal Requirements, Investar agrees that all rights to indemnification and all limitations of liability existing in favor of any director or officer of BOJ or Highlands Bank, determined as of the Effective Time (each, an “Indemnified Party”), as provided in BOJ’s or Highlands Bank’s Constituent Documents (including, without limitation, the right to the advancement of expenses, if so provided), in each case as of the date of this Agreement, with respect to matters occurring on or prior to the Effective Time will survive the Merger and continue in full force and effect, without any amendment thereto, for a period of six (6) years.
B.    The rights to indemnification granted by this Section 7.17 are subject to the following limitation: amounts otherwise required to be paid by Investar to any Indemnified Party under this Section 7.17 will be reduced by any amounts that such Indemnified Party recovers from any third party.

C.    Any Indemnified Party wishing to claim indemnification under Section 7.17A, upon learning of any Proceeding described above, must promptly notify Investar, but the failure to so notify will not affect the obligations of Investar under Section 7.17A, except to the extent that Investar is actually prejudiced as a consequence of such failure to so notify. With respect to any such Proceeding, (i) Investar will have the right to assume the defense thereof and Investar will not be liable to an Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by an Indemnified Party in connection with the defense thereof, except that if Investar elects not to assume such defense or counsel for the Indemnified Party is of the opinion that there are issues that raise conflicts of interest between Investar and the Indemnified Party, the Indemnified Party may retain counsel reasonably satisfactory to Investar (which may not exceed one firm in any jurisdiction), and Investar will be subject to the obligations with respect to legal fees and expenses as provided in BOJ’s or Highlands Bank’s Constituent Documents; (ii) the Indemnified Party will cooperate in the defense of any such matter; (iii) Investar will not be liable for any settlement effected without its prior written consent; and (iv) Investar will have no obligation hereunder if indemnification of an Indemnified Party in the manner contemplated by this Agreement is prohibited by any Legal Requirement.
D.    The provisions of this Section 7.17 (i) are intended to be for the benefit of, and are enforceable by, each Indemnified Party and his successors and representatives and (ii) are in addition to, and not in substitution for, any other indemnification or contribution that any such person may have by contract or otherwise.
Section 7.18    Liability Insurance. Investar will purchase the Tail Policy contemplated by Section 2.06A.
Section 7.19    Other Agreements.
A.    BOJ will deliver to Investar, contemporaneously with the execution of this Agreement, a Voting Agreement in substantially the form attached hereto as Exhibit B, executed as of the date hereof by each director and executive officer of BOJ and Highlands Bank.
B.    BOJ will deliver to Investar, contemporaneously with the execution of this Agreement, non-competition agreements, in substantially the form attached hereto as Exhibit C, executed by each of the directors of BOJ and its Subsidiaries, which non-competition agreements shall not become effective until the Effective Time.
C.    Each of the directors and executive officers of BOJ and Highlands Bank listed on Section 7.19 of the Schedules will deliver to Investar, contemporaneously with the execution of this Agreement, a release in the form attached hereto as Exhibit D (“Release”), releasing BOJ and its Subsidiaries from any and all claims of such directors and officers (except as described in such instrument). At Closing, BOJ agrees to deliver to Investar an instrument executed by each of the directors of BOJ and its Subsidiaries listed on Section 7.19 of the Schedules, reaffirming, as of the Closing Date, such director’s or officer’s release, obligations and other covenants contained in such director’s or officer’s release agreement delivered pursuant this Section 7.19C. The Release shall not be construed to release the insurance coverage of any director and officer under existing insurance policies and/or coverage purchased under Section 7.18 of this Agreement.

Section 7.20    Employment and Change in Control Agreements. BOJ will cause Highlands Bank to take all actions necessary to terminate the deferred compensation, change-in-control or other similar agreements listed on Section 7.20 of the Schedules, without further liability to Highlands Bank, Investar or any of their respective Affiliates and all amounts owed thereunder will be paid or accrued by BOJ prior to the Determination Date, except for liability for payments required to be made upon, or as a result of, the termination of such agreements, which payments will be made or accrued by BOJ prior to the calculation of Adjusted Tangible Shareholders’ Equity pursuant to Section 2.06A. Notwithstanding the foregoing, Investar, at its option, may determine to enter into a replacement agreement with any or all of the officers listed on Section 7.20 of the Schedules, provided that such agreements can be negotiated prior to the Effective Time and provided further that all past and future amounts payable by BOJ with respect to such individuals’ existing Deferred Compensation Agreements have been paid or accrued by BOJ prior to the Determination Date.
Section 7.21    NASDAQ Listing. Investar shall file all documents required to be filed to have the shares of Investar Common Stock to be issued pursuant to this Agreement included for listing on the NASDAQ Stock Market and use its commercially reasonable efforts to effect said listing.
Section 7.22    Issuance of Investar Common Stock. The shares of Investar Common Stock to be issued by Investar to the shareholders of BOJ pursuant to this Agreement will, on the issuance and delivery to such shareholders pursuant to this Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of Investar Common Stock to be issued to the shareholders of BOJ pursuant to this Agreement are and will be free of any preemptive rights of the shareholders of Investar or any other Person. The Investar Common Stock to be issued to the shareholders of BOJ pursuant to this Agreement will, when issued, not be subject to any restrictions on transfer arising under the Securities Act, except for Investar Common Stock issued to any shareholder of BOJ who may be deemed to be an “affiliate” (under the Exchange Act) of Investar after completion of the Merger.
Section 7.23    Minutes of Director and Committee Meetings. BOJ will provide Investar with the following relating to Board of Directors or senior management committee meetings held after the date of this Agreement: (i) minutes of each regulator and special meeting of the Board of Directors of BOJ or Highlands Bank within ten (10) days of approval by said Board of Directors; and (ii) copies of the minutes of each regular and special meeting of any Board or senior management committee of BOJ or Highlands Bank within ten (10) days after the date of the approval thereof. Any portion of the cited minutes may specifically exclude, upon the advice of legal counsel, portions of such minutes devoted to the discussion of this Agreement or the Merger.
Section 7.24    No Control. Nothing contained in this Agreement shall give Investar, directly or indirectly, the right to control or direct the operations of BOJ or any of its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of BOJ and Investar shall exercise, consistent with the terms of this Agreement, complete control and supervision over its and its Subsidiaries respective operations.

Section 7.25    Calculation of Adjusted Tangible Shareholders’ Equity. No later than three (3) Business Days prior to the Closing, BOJ shall prepare and deliver to Investar a draft statement setting forth in reasonable detail a calculation of the Adjusted Tangible Shareholders’ Equity of BOJ as of the Determination Date. Upon receipt of such draft statement, the parties shall work in good faith to finalize and agree upon the calculation of the Adjusted Tangible Shareholders’ Equity of BOJ in accordance with Section 3.01B.
Section 7.26    Section 16 Matters. If the Parties determine that any officer of BOJ will be subject to the “short swing” liability provisions of Section 16 of the Exchange Act immediately following the Effective Time, then the BOJ Board and the Investar Board shall, prior to the Effective Time, take all such actions as may be necessary or appropriate pursuant to Rule 16b-3(d) and Rule 16b-3(e) under the Exchange Act to exempt (i) the conversion of BOJ Stock into Investar Common Stock and (ii) the acquisition of Investar Common Stock pursuant to the terms of this Agreement by officers and directors of BOJ subject to the reporting requirements of Section 16(a) of the Exchange Act or by employees of BOJ who may become an officer or director of Investar subject to the reporting requirements of Section 16(a) of the Exchange Act. In furtherance of the foregoing, prior to the Effective Time, (i) the BOJ Board shall adopt resolutions that specify (A) the name of each individual whose disposition of BOJ Stock (including BOJ stock options and other derivative securities with respect to BOJ Stock) is to be exempted, (B) the number of shares of BOJ (including BOJ stock options and other derivative securities with respect to BOJ Stock) to be disposed of by each such individual and (C) that the approval is granted for purposes of exempting the disposition from Section 16(b) of the Exchange Act under Rule 16b-3(e) of the Exchange Act and (ii) the Investar Board shall adopt resolutions that specify (A) the name of each individual whose acquisition of shares of Investar Common Stock is to be exempted, (B) the number of shares of Investar Common Stock to be acquired by each such individual and (C) that the approval is granted for purposes of exempting the acquisition from Section 16(b) of the Exchange Act under Rule 16b-3(d) of the Exchange Act. Investar and BOJ shall provide to counsel of the other Party for its review copies of such resolutions to be adopted by the respective boards of directors prior to such adoption and BOJ shall provide Investar with such information as shall be reasonably necessary for the Investar Board to set forth the information required in the resolutions of the Investar Board.
Section 7.27    TRUPS Assumption. Investar will, and BOJ will cooperate and assist BOJ in BOJ’s efforts pursuant to this Section 7.27 to, expressly assume or discharge, in Investar’s sole discretion, all of BOJ’s obligations in respect of the Trust Preferred Issuance (including being substituted for BOJ) and execute any and all documents, instruments and agreements, including any supplemental indentures, guarantees, or declarations of trust required by the terms of the Trust Preferred Issuance, or as may reasonably be requested by the trustees thereunder.

ARTICLE VIII
CONDITIONS TO CLOSING
Section 8.01    Conditions to Each Party’s Obligation. The obligation of each Party to consummate the Merger is subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:
A.    The Agreement and the Merger will have been approved by the shareholders of BOJ.
B.    All Requisite Regulatory Approvals will have been obtained and will remain in full force and effect and all statutory waiting periods in respect thereof will have expired.
C.    All consents and approvals listed in Section 4.07 and Section 5.09 of the Schedules will have been received and will remain in full force and effect.
D.    No action will have been taken, and no Legal Requirement will have been promulgated, enacted, entered, enforced or deemed applicable to the Merger by any Governmental Authority, including the entry of a preliminary or permanent injunction, that would (i) make the Agreement or any other agreement contemplated by this Agreement, or the transactions contemplated hereby or thereby, illegal, invalid or unenforceable in any material respect, (ii) impose material limits on the ability of any Party to this Agreement to consummate the Agreement or any other agreement contemplated by this Agreement, or the transactions contemplated hereby or thereby, or (iii) otherwise prohibit or restrain the Merger; and no Proceeding before any Governmental Authority will be threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (i) through (iii) above.
E.    The Merger will qualify as a reorganization under Section 368(a) of the Code.
F.    The S-4 Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened, by the SEC.
G.    Each of Investar and BOJ shall have received an opinion of Fenimore, Kay, Harrison & Ford, LLP, in each case dated the Closing Date, to the effect that, based on the terms of this Agreement and on the basis of certain facts, representations and assumptions set forth in such opinion, the Merger will qualify as a reorganization under Section 368(a) of the Code. In rendering such opinion, such counsel may require and rely upon and may incorporate by reference representations and covenants, including those contained in certificates of officers and/or directors of BOJ, Investar and others.

H.    The Adjusted Tangible Shareholders’ Equity of BOJ, determined in accordance with Section 2.06A as of the Determination Date, shall be not less than $16,000,000, provided, however, that in case of the condition to BOJ’s obligation to close provided by this Section 8.01H, the decline in the Adjusted Tangible Shareholders’ Equity of BOJ to an amount that is less than $16,000,000 must not be the result of any material breach by BOJ of its obligations hereunder.
I.    The Average Closing Price of the Investar Common Stock, as determined in accordance with Section 2.06B, shall be an amount greater than $19.50.
Section 8.02    Conditions to Obligations of Investar. The obligation of Investar to consummate the Merger is also subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:
A.    The representations and warranties of BOJ in this Agreement will be true and correct, in all material respects, as of the date of this Agreement and as of the Closing Date, except with respect to representations and warranties that are qualified by materiality (other than Material Adverse Change), which will be true and correct in all respects.
B.    The covenants and obligations of BOJ to be performed or observed on or before the Closing Date under this Agreement will have been performed or observed in all material respects.
C.    Investar will have received all documents and instruments required to be delivered by BOJ at or prior to the Closing.
D.    Holders of shares of BOJ Stock representing no more than ten percent (10%) of the issued and outstanding BOJ Stock will have demanded or be entitled to exercise appraisal rights under the LBCA.
E.    All BOJ Options shall have expired or been exercised prior to the Closing.
F.    Investar will have received from each of the directors and executive officers of BOJ and Highlands Bank an instrument reaffirming, as of the Closing Date, such director’s or officer’s release, obligations and other covenants contained in such director’s or officer’s Release delivered in connection with this Agreement pursuant to Section 7.19C.
G.    There will have been no Material Adverse Change with respect to BOJ or Highlands Bank.
H.    The Requisite Regulatory Approvals shall not have imposed any non-standard conditions, restrictions or requirements that, individually or in the aggregate, would result in, or be reasonably likely to materially and adversely diminish the economic benefit of the Merger to Investar.
Section 8.03    Conditions to Obligations of BOJ. The obligation of BOJ to consummate the Merger is also subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

A.    The representations and warranties of Investar in this Agreement will be true and correct, in all material respects, as of the date of this Agreement and as of the Closing Date, except with respect to representations and warranties that are qualified by materiality (other than Material Adverse Change), which will be true and correct in all respects.
B.    The covenants and obligations of Investar to be performed or observed on or before the Closing Date under this Agreement will have been performed or observed in all material respects.
C.    BOJ will have received all documents and instruments required to be delivered by Investar at or prior to the Closing.
D.    There will have been no Material Adverse Change with respect to Investar or Investar Bank.

ARTICLE IX
TERMINATION
Section 9.01    Right of Termination. This Agreement may be terminated, and the Merger may be abandoned, at any time before the Effective Time, as follows, and in no other manner:
A.    By the mutual written agreement of BOJ and Investar.
B.    By either Investar or BOJ, if the Effective Time has not occurred by the close of business on May 31, 2018, or such later date as may be mutually agreeable to the parties; provided, however, that the right to terminate this Agreement under this Section 9.01B will not be available to any Party whose failure to comply with its obligations under, or breach of any representation or warranty set forth in, this Agreement has materially contributed to the failure of the Effective Time to occur on or before such date.
C.    By either Investar or BOJ, if any Requisite Regulatory Approval is denied by a final, nonappealable action of any Governmental Authority, or if Investar or BOJ reasonably determines in good faith after consultation with their respective counsel that there is substantial likelihood that any Requisite Regulatory Approval will not be obtained or will be obtained only upon a condition or conditions that make it inadvisable to proceed with the transactions contemplated by this Agreement.
D.    By either Investar or BOJ (provided that the Party terminating this Agreement is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement), if there has been a material breach by the other Party of any representation, warranty, covenant or agreement contained in this Agreement or in any Schedule or document delivered under this Agreement, or any such representation or warranty shall have become untrue after the date of this Agreement such that Section 8.02A or Section 8.02B, with respect to BOJ, or Section 8.03A or Section 8.03B, with respect to Investar, would not be satisfied and such breach is not curable or, if curable, has not been cured within thirty (30) days after written notice of the breach is given by the non-breaching Party to the breaching Party.
E.    By BOJ at any time before the BOJ Shareholder Approval if before such time, BOJ receives an unsolicited bona fide Acquisition Proposal and the board of directors of BOJ determines in its good faith judgment (after consultation with its financial advisors and outside legal counsel), that (i) such Acquisition Proposal (if consummated pursuant to its terms and after giving effect to the payment of the Termination Fee and Investar Expenses (each as defined herein) is a Superior Proposal and (ii) the failure to terminate this Agreement and accept such Superior Proposal would cause or is reasonably likely to cause it to violate its fiduciary duties under applicable law; provided, however, that BOJ may not terminate this Agreement under this Section 9.01E unless:
(i)    BOJ has provided prior written notice to Investar at least five (5) business days in advance (the “Notice Period”) of taking such action, which notice advises Investar that the board of directors of BOJ has received a Superior Proposal, specifies the material terms and conditions of such Superior Proposal (including the identity of the Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) making the Superior Proposal); and

(ii)    during the Notice Period, BOJ negotiates, and causes its financial advisor, if any, and outside legal counsel to negotiate, with Investar in good faith (to the extent Investar desires to so negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal, and the board of directors of BOJ considers such adjustments in the terms and conditions of this Agreement resulting from such negotiations and concludes in good faith based upon consultations with its financial advisors and the advice of its outside legal counsel that such Superior Proposal remains a Superior Proposal even after giving effect to the adjustments in the terms and conditions of this Agreement proposed by Investar.
If during the Notice Period any revisions are made to the Superior Proposal and the BOJ Board in its good faith judgment determines such revisions are material, BOJ shall deliver a new written notice to Investar and shall comply with the requirements of this Section 9.01E with respect to such new written notice, except that the new Notice Period shall be three (3) business days. Termination under this Section 9.01E shall not be deemed effective until payment of the Termination Fee and/or Investar Expenses as required by Section 9.04.
F.    By Investar if (i) BOJ has breached its covenant contained in Section 7.08 prior to the termination of this Agreement; (ii) the BOJ Board resolves to accept a Superior Proposal; or (iii) the BOJ Board effects a Change in Recommendation.
G.    By either Investar or BOJ if the BOJ Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the BOJ Meeting.
Section 9.02    Notice of Termination. The power of termination provided for by Section 9.01 may be exercised only by a notice given in writing, as provided in Section 10.06.
Section 9.03    Effect of Termination. Except as provided in Section 9.04, if this Agreement is terminated, neither Party will have any further liability or obligation under this Agreement; provided, however, that termination will not relieve a Party from any liability for any breach by it occurring prior to termination; and provided further, that Section 7.07, this Section 9.03 and Article X (other than Section 10.09) will survive any termination of this Agreement.
Section 9.04    Termination Fee and Expenses. To compensate Investar for entering into this Agreement, taking actions to consummate the transactions contemplated hereunder and incurring the costs and expenses related thereto and other losses and expenses, including foregoing the pursuit of other opportunities by Investar, BOJ and Investar agree as follows:
A.    Provided that Investar is not in material breach of any covenant or obligation under this Agreement (which breach, if curable, has not been cured within fifteen (15) days following receipt of written notice thereof by BOJ specifying in reasonable detail the basis of such alleged breach), if this Agreement is terminated by:

(i)    BOJ under the provisions of Section 9.01E, then BOJ shall pay to Investar the sum of $890,000 (the “Termination Fee”) plus all expenses incurred by Investar in connection with the proposed transaction in immediately available funds, provided that the aggregate amount of all such expenses shall not exceed $250,000 (“Investar Expenses”);
(ii)    Investar under the provisions of Section 9.01F, then BOJ shall pay to Investar the Termination Fee plus the Investar Expenses in immediately available funds;
(iii)    either Investar or BOJ under the provisions of (A) Section 9.01B, if at the time of termination, the S-4 Registration Statement has been declared effective for at least twenty-five (25) business days prior to such termination and BOJ shall have failed to call, give notice of, convene and hold the BOJ Meeting in accordance with Section 7.03, or (B) Section 9.01G, if, at the time of termination, there exists an Acquisition Proposal with respect to BOJ, then BOJ shall pay to Investar the Investar Expenses in immediately available funds; and
(iv)    either Investar or BOJ under the provisions of (A) Section 9.01B, if at such time the BOJ Shareholder Approval has not occurred, or (B) Section 9.01G, if, at the time of termination, there exists an Acquisition Proposal with respect to BOJ and, with respect to either clause (A) or (B), within twelve (12) months of the termination of this Agreement, BOJ enters into an Acquisition Agreement with any Person with respect to any Acquisition Proposal, then BOJ shall pay to Investar the Termination Fee in immediately available funds, which shall be in addition to the Investar Expenses to be paid pursuant to Section 9.04A(iii).
B.    The payment of the Termination Fee and/or Investar Expenses shall be Investar’s sole and exclusive remedy with respect to termination of this Agreement as set forth in this Section 9.04. For the avoidance of doubt, in no event shall the Termination Fee described in this Section 9.04 be payable on more than one occasion.
C.    Any payment required by Section 9.04 shall become payable within two (2) business days after receipt by the non-terminating Party of written notice of termination of this Agreement; provided, however, that if the payment of the Termination Fee is required pursuant to Section 9.04A(iv), then such payment shall become payable on or before the date of execution by BOJ of an Acquisition Agreement.
D.    For purposes of this Agreement, an “Acquisition Agreement” means any letter of intent, agreement in principle, memorandum of understanding, merger agreement, asset or share purchase or share exchange agreement, option agreement or any similar agreement related to any Acquisition Proposal.
E.    For purposes of this Agreement, “Acquisition Proposal” means any proposal (whether communicated to BOJ or publicly announced to BOJ’s shareholders) by any Person (other than Investar or any of its Affiliates) for an Acquisition Transaction involving BOJ, any Subsidiary or any future Subsidiary of BOJ, or any combination of such Subsidiaries, the assets of which constitute, or would constitute, 20% or more of the consolidated assets of BOJ as reflected on BOJ’s most recent consolidated statement of condition prepared in accordance with GAAP.

F.    For purposes of this Agreement, “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from BOJ by any Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act), other than Investar or any of its Affiliates, of 25% or more in interest of the total outstanding voting securities of BOJ or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or Group (other than Investar or any of its Affiliates) beneficially owning 25% or more in interest of the total outstanding voting securities of BOJ or any of its Subsidiaries, or any merger, consolidation, business combination or similar transaction involving BOJ or any of its Subsidiaries pursuant to which the shareholders of BOJ immediately preceding such transaction hold less than 75% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license, acquisition or disposition of 25% or more of the assets of BOJ or any of its Subsidiaries; or (iii) any liquidation or dissolution of BOJ or any of its Subsidiaries.
G.    For purposes of this Agreement, “Superior Proposal” means any bona fide written Acquisition Proposal which the BOJ Board reasonably determines, in its good faith judgment based on, among other things, the advice of BOJ’s outside counsel and its financial advisors, if any, to be (i) more favorable from a financial point of view to the shareholders of BOJ than the Merger taking into account all terms and conditions of the proposal and (ii) reasonably capable of being consummated on the terms proposed, taking into account all legal, financial, regulatory (including the advice of BOJ’s outside counsel regarding the potential for regulatory approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, that for purposes of the definition of “Superior Proposal,” the references to “25%” and “75%” in the definitions of Acquisition Proposal and Acquisition Transaction shall be deemed to be references to “50%.”

ARTICLE X
MISCELLANEOUS
Section 10.01    Survival of Representations and Warranties; No Other Representations; Non-Reliance. Except for those covenants and agreements expressly to be performed or observed after the Effective Time, the representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered under this Agreement will not survive the Effective Time. BOJ acknowledges that Investar has not made or is making any representation or warranty whatsoever, oral or written, regarding this Agreement or the transactions contemplated hereby, whether express or implied, except as specifically set forth in this Agreement, and that BOJ is not relying and has not relied on any information with respect to the foregoing outside of this Agreement. Investar acknowledges that BOJ has not made or is making any representation or warranty whatsoever, oral or written, regarding this Agreement or the transactions contemplated hereby, whether express or implied, except as specifically set forth in this Agreement, and that Investar is not relying and has not relied on any information with respect to the foregoing outside of this Agreement.
Section 10.02    Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Merger will be borne and paid by the Party incurring the expense.
Section 10.03    Entire Agreement. This Agreement (and all related documents referenced in this Agreement, including the Schedules and Exhibits) constitutes the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the Merger, and supersedes all prior agreements, undertakings, negotiations and discussions, whether oral or written, of the parties. There are no warranties, representations, covenants, obligations or agreements between the parties, except as set forth in this Agreement (or any such related documents).
Section 10.04    Further Cooperation. Each Party will, at any time and from time to time after the Closing, upon request by the other and without further consideration, do, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney, certificates and assurances as may be reasonably required to fully consummate the transactions contemplated by this Agreement in accordance its terms.
Section 10.05    Severability. If any term or other provision of this Agreement is held to be illegal, invalid or unenforceable by any Legal Requirement, (i) such term or provision will be fully severable and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision were not a part of this Agreement; (ii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (iii) there will be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only as broad as is enforceable.

Section 10.06    Notices. All notices, requests, demands, and other communications required or permitted to be given under this Agreement will be in writing and delivered by hand, facsimile transmission, a nationally recognized overnight courier service, or prepaid registered mail (return receipt requested) as follows:

If to Investar:

Investar Holding Corporation
10500 Coursey Blvd. 3rd Floor
Baton Rouge, Louisiana 70816
Attn: Mr. John D'Angelo
Fax: (225) 300-8617
Electronic mail: john.dangelo@investarbank.com

With a copy to:

Fenimore, Kay, Harrison & Ford, LLP
812 San Antonio Street, Suite 600
Austin, Texas 78701
Attention: Stephanie E. Kalahurka
Fax: (512) 583-5940
Electronic mail: skalahurka@fkhpartners.com

If to BOJ:

BOJ Bancshares, Inc.
1542 Charter Street
Jackson, Louisiana 70748
Attention: Michael L. Creed
Fax: (225) 634-3132
Electronic mail: mcreed@thbank.net

With a copy to:

Kantrow, Spaht, Weaver & Blitzer, P.C.
445 North Boulevard, Suite 300
Baton Rouge, Louisiana 70802
Attention: Lee C. Kantrow, Esq.
Jacob M. Kantrow, Esq.
Fax: (225) 343-0637
Electronic mail: lee@kswb.com
Jacob@kswb.com

Section 10.07    Governing Law; Waiver of Right to Jury Trial. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF EACH PARTY SUBJECT TO THIS AGREEMENT WILL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF LOUISIANA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS. EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE MERGER.
Section 10.08    Multiple Counterparts. This Agreement may be signed in multiple counterparts, each of which will be deemed an original, and all counterparts together will be deemed to be one and the same Agreement. A telecopy, facsimile or electronic scan in “PDF” format of a signed counterpart of this Agreement will be sufficient to bind the Party or parties whose signature(s) appear thereon.
Section 10.09    Specific Performance. Each Party acknowledges that the other Party would be irreparably damaged and would not have an adequate remedy at law for money damages in the event that any of the covenants contained in this Agreement was not performed in accordance with its terms or otherwise was materially breached. Therefore, each Party agrees that, without the necessity of proving actual damages or posting bond or other security, the other Party will be entitled to temporary or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which it may be entitled, at law or in equity.
Section 10.10    Attorneys’ Fees and Costs. In the event of a dispute between the parties to this Agreement related to or arising out of any material breach or alleged material breach of this Agreement that gives rise to a Proceeding, the prevailing Party in such Proceeding will be entitled to reimbursement from the non-prevailing Party for all losses, damages, costs, liabilities or expenses reasonably incurred by the prevailing Party in furtherance of or defense of the Proceeding, including, without limitation, reasonable attorneys’ fees, whether incurred in preparation for or in the conduct of the Proceeding (including, without limitation, a Proceeding to determine the entitlement and amount to any award of attorneys’ fees).
Section 10.11    Binding Effect; Assignment. No Party to this Agreement will assign this Agreement or any of its rights or obligations, in whole or in part, without the prior written consent of the other Party. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the respective legal representatives, successors and permitted assigns of the parties.
Section 10.12    Third Parties. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties and their respective successors and permitted assigns, except that the Indemnified Parties are the stipulated beneficiaries of, and will be entitled to enforce their respective rights under, Section 7.17. Nothing in this Agreement will act to relieve or discharge the obligation or liability of any third party to any Party to this Agreement, nor will any provision give any third party any right of subrogation or action over or against any Party to this Agreement.

Section 10.13    Amendment; Waiver; Extension. Except as prohibited by any Legal Requirement, Investar and BOJ may amend this Agreement, extend the time for the performance of any obligations or other acts of any other Party to this Agreement, waive any inaccuracy in the representations and warranties contained in this Agreement or any Schedules provided in accordance with this Agreement, or waive compliance with any agreements or conditions contained in this Agreement by an instrument signed in writing by or on behalf of each Party. No Party to this Agreement will by any act (other than a written instrument) be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions of this Agreement. No failure to exercise, nor any delay in exercising, any right, power or privilege hereunder by any Party will operate as a waiver. No waiver of any provision, or any portion of any provision, of this Agreement will constitute a waiver of any other part of the provision or any other provision of this Agreement, nor will it operate as a waiver, or estoppels with respect to, any subsequent or other failure. Notwithstanding the foregoing, a Party may unilaterally waive a right that is solely applicable to it.
Section 10.14    Disclosure Schedules; Supplements to the Disclosure Schedules.
A.    Information in the Schedules qualifies the representations and warranties in the Section to which the particular Schedule relates (or makes cross-reference), as well as representations and warranties in other Sections of this Agreement, but only to the extent that the specific item on any such Schedule is reasonably apparent on its face as being applicable to such other Section(s). The inclusion of an item in a Schedule as an exception to a representation or warranty will not be deemed an admission by the disclosing party that the item represents an exception or a material fact, event or circumstance.
B.    Each Party may from time to time prior to the Closing to supplement the Schedules delivered by such Party with respect to any matter that (i) arises and becomes known by the disclosing Party after the date of this Agreement and that would have been required or permitted to be set forth or described on the Schedules had such matter existed as of the date of this Agreement, and (ii) does not arise from a breach of this Agreement. No such supplemental disclosure will be deemed to have cured any breach of a representation or warranty made in this Agreement unless the other Party waives the breach in the manner set forth in this Agreement.
[Signature Page Follows]

[Signature Page to Agreement and Plan of Reorganization]
IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

INVESTAR HOLDING CORPORATION

By:	/s/ John D’Angelo
John J. D’Angelo
President and Chief Executive Officer

BOJ BANCSHARES, INC.

By:	/s/ Michael L. Creed
Michael L. Creed
President and Chief Executive Officer

INVESTAR INTERIM CORPORATION

By:	/s/ John D’Angelo
John J. D’Angelo
President and Chief Executive Officer

EXHIBIT A
FORM OF BANK MERGER AGREEMENT

EXHIBIT A

FORM OF AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Bank Merger Agreement”), is made and entered into as of the [•] day of [•], 2017, by and between Investar Bank, a Louisiana state bank headquartered in Baton Rouge, Louisiana (“Investar Bank”), and Highlands Bank, a Louisiana state bank headquartered in Jackson, Louisiana (“Highlands Bank”).
RECITALS
WHEREAS, Investar Holding Corporation, a Louisiana corporation and registered financial holding company (“Investar”), owns all of the outstanding capital stock of Investar Bank, and BOJ Bancshares, Inc., a Louisiana corporation and registered bank holding company (“BOJ”), owns all of the outstanding capital stock of Highlands Bank;
WHEREAS, Investar, BOJ, and Investar Interim Corporation, a newly formed Louisiana corporation and a wholly-owned subsidiary of Investar (the “Merger Subsidiary”), are parties to that certain Agreement and Plan of Reorganization, dated as of August 4, 2017 (as such agreement may be amended or supplemented from time to time, the “Reorganization Agreement”), pursuant to which Investar will acquire all of the outstanding capital stock of BOJ through the merger of BOJ with and into the Merger Subsidiary, with the Merger Subsidiary surviving the merger (the “Merger”);
WHEREAS, following the Merger, Investar desires to cause Highlands Bank to merge with and into Investar Bank in accordance with the terms of this Bank Merger Agreement;
WHEREAS, Highlands Bank is a Louisiana state bank, duly organized and existing under the laws of the State of Louisiana, having its principal office in the City of Jackson, State of Louisiana, with authorized capital stock consisting of 1,000,000 shares of common stock, par value $5.00 per share (“Highlands Bank Stock”), of which 45,072 are issued and outstanding;
WHEREAS, Investar Bank is a Louisiana state bank, duly organized and existing under the laws of the State of Louisiana, having its principal office in the City of Baton Rouge, State of Louisiana, with authorized capital stock consisting of 40,000,000 shares of common stock, $1.00 par value (“Investar Bank Stock”), of which 3,943,600 shares are issued and outstanding and 5,000,000 shares of preferred stock, no par value per share, of which no shares are issued and outstanding;
WHEREAS, subject to consummation of the Merger and the receipt of all required regulatory approvals, the Boards of Directors of Highlands Bank and Investar Bank have approved this Bank Merger Agreement, under which Highlands Bank shall be merged with and into Investar Bank (“Bank Merger”), and have authorized the execution hereof; and

WHEREAS, as and when required by the provisions of this Bank Merger Agreement, all such action as may be necessary or appropriate shall be taken by Highlands Bank and Investar Bank in order to consummate the Bank Merger.
NOW, THEREFORE, in consideration of the premises, Investar Bank and Highlands Bank hereby agree that Highlands Bank shall be merged with and into Investar Bank on the following terms and conditions:
1.Merger of Highlands Bank and Investar Bank. At the Effective Time (as defined in Section 12), Highlands Bank shall be merged with and into Investar Bank in accordance with Section 351 et seq. of the Louisiana Banking Law.
2.Effects of the Bank Merger. The Bank Merger will have the effects set forth in Section 355 of the Louisiana Banking Law. At the Effective Time, the corporate existence of Highlands Bank will be merged into and continued in Investar Bank, as the bank surviving the Bank Merger (“Surviving Bank”). The name of the Surviving Bank will be “Investar Bank.” Without limiting the generality of and subject to the foregoing, all of the property, rights, privileges, powers and franchises of Highlands Bank will vest in Investar Bank, as the Surviving Bank, without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or encumbrances thereon, and all debts, liabilities, obligations, restrictions and duties of Highlands Bank will become the debts, liabilities, obligations, restrictions and duties of Investar Bank.
3.Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of Investar Bank, as in effect immediately before the Effective Time, will be the Articles of Incorporation and Bylaws of the Surviving Bank until thereafter changed or amended as provided by applicable law.
4.Directors and Officers. The directors and officers of Investar Bank immediately prior to the Effective Time will remain the directors and officers of the Surviving Bank from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Bank or as otherwise provided by law.
5.Conversion of Securities. At the Effective Time, by virtue of this Bank Merger Agreement and without any further action on the part of any holder, (i) each issued and outstanding share of Investar Bank Stock will continue to remain outstanding and to represent one share of common stock of Investar Bank, and (ii) each issued and outstanding share of Highlands Bank Stock will be cancelled.

6.Shareholder Approval. This Bank Merger Agreement shall be submitted for approval to the sole shareholder of Investar Bank and the sole shareholder of Highlands Bank for approval by written consent as soon as practicable after execution of this Bank Merger Agreement. Upon approval by the sole shareholder of Investar Bank and the sole shareholder of Highlands Bank, this Bank Merger Agreement shall be made effective as soon as practicable thereafter as provided in Section 12 hereof but not prior to the consummation of the Merger in accordance with the terms and conditions of the Reorganization Agreement.
7.Conditions to Consummation of the Bank Merger. Consummation of the Bank Merger as provided herein will be conditioned upon consummation of the transactions contemplated by the Reorganization Agreement. In addition, all obligations of the parties under this Bank Merger Agreement are subject to the receipt of all consents, orders and regulatory approvals and satisfaction of all other requirements prescribed by law that are necessary for the consummation of the Bank Merger, including, without limitation, shareholder approval and the approval of any regulatory agency having jurisdiction over Highlands Bank or Investar Bank, including, without limitation, the Louisiana Office of Financial Institutions and the Federal Deposit Insurance Corporation.
8.Termination. This Bank Merger Agreement will terminate upon the termination of the Reorganization Agreement in accordance with its terms and in no other manner. Upon such termination, neither party will have any further liability or obligation by reason of this Bank Merger Agreement to the other party.
9.Representations and Warranties of Highlands Bank. Highlands Bank is a Louisiana state non-member bank, duly organized, validly existing and in good standing under the laws of the State of Louisiana. Highlands Bank has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Bank Merger Agreement.
10.Representations and Warranties of Investar Bank. Investar Bank is a Louisiana state non-member bank, duly organized, validly existing and in good standing under the laws of the State of Louisiana. Investar Bank has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Bank Merger Agreement.
11.Waiver; Amendment. Any term or condition of this Bank Merger Agreement may be waived at any time prior to the Effective Time by the party that is entitled to the benefits thereof. This Bank Merger Agreement may be amended or modified at any time prior to the Effective Time, whether before or after action thereon by the shareholders of Highlands Bank and Investar Bank. Any waiver or amendment must be in writing.
12.Effective Time. The Bank Merger will become effective in the manner set forth in Section 354 of the Louisiana Banking Law (“Effective Time”).

13.Multiple Counterparts. For the convenience of the parties, this Bank Merger Agreement may be executed in multiple counterparts, each of which will be deemed an original, and all counterparts hereof so executed by the parties hereto, whether or not such counterpart will bear the execution of each of the parties hereto, will be deemed to be, and is to be construed as, one and the same Bank Merger Agreement. A telecopy, facsimile, or scanned “PDF” transmission of a signed counterpart of this Bank Merger Agreement is sufficient to bind the party or parties whose signature(s) appear thereon.
14.Governing Law. THIS BANK MERGER AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF LOUISIANA APPLYING TO CONTRACTS ENTERED INTO AND TO BE PERFORMED WITHIN THE STATE OF LOUISIANA, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW.
15.Further Assurances. The parties agree that they will, at any time and from time to time after the Effective Time, upon request by the other and without further consideration, do, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney, certificates and assurances as may be reasonably required in order to fully complete the transactions contemplated hereby in accordance with this Bank Merger Agreement or to carry out and perform any undertaking made by the parties hereunder.
16.Severability.  If any provision of this Bank Merger Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (i) this Bank Merger Agreement is to be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (ii) the remaining provisions of this Bank Merger Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Bank Merger Agreement; and (iii) there will be added automatically as a part of this Bank Merger Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.
17.Specific Performance. Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at law for money damages if any of the covenants contained in this Bank Merger Agreement were not performed according to its terms or otherwise were materially breached. Each of the parties agrees that, without the necessity of proving actual damages or posting bond or other security, the other party is entitled to injunctive relief to prevent breach of performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled.

18.Rules of Construction. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this Bank Merger Agreement. All articles and sections referred to herein are articles and sections, respectively, of this Bank Merger Agreement. Each use herein of the masculine, neuter or feminine gender is deemed to include the other genders. Each use herein of the plural includes the singular and vice versa, in each case as the context requires or as it is otherwise appropriate. The word “or” is used in the inclusive sense. Any and all documents or instruments referred to herein are incorporated herein by reference hereto as though fully set forth herein verbatim. If there is any conflict between the terms of this Bank Merger Agreement and the terms of the Reorganization Agreement, the terms of the Reorganization Agreement shall control.
19.Binding Effect; Assignment. All of the terms, covenants, representations, warranties and conditions of this Bank Merger Agreement are binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective successors, representatives and permitted assigns. Nothing expressed or referred to herein is intended or is to be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Bank Merger Agreement, or any provision herein contained, it being the intent of the parties hereto that this Bank Merger Agreement, the assumption of obligations and statements of responsibilities hereunder, and all other conditions and provisions hereof are for the sole benefit of the parties to this Bank Merger Agreement and for the benefit of no other person, except as expressly provided for herein. Nothing in this Bank Merger Agreement will act to relieve or discharge the obligation or liability of any third party to any party to this Bank Merger Agreement, nor will any provision give any third party any right of subrogation or action over or against any party to this Bank Merger Agreement, except as expressly provided for herein. No party to this Bank Merger Agreement will assign this Bank Merger Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other party. Except as provided for in the preceding sentence, any assignment made or attempted in violation of this Section is void and of no effect.

[Signature Pages Follow]

[Investar Bank Directors’ Signature Page to Bank Merger Agreement]
IN WITNESS WHEREOF, the undersigned directors, constituting a majority of the board of directors of Investar Bank, have caused this Bank Merger Agreement to be duly executed and delivered all as of the day and year first written above.
INVESTAR BANK,
a Louisiana state bank

By:		By:
	William H. Hidalgo, Sr., Chairman		Robert C. Jordan, Director

By:		By:
	James M. Baker, Director		David J. Lukinovich, Director

By:		By:
	Thomas C. Besselman, Sr., Director		Suzanne O’ Middleton, Director

By:		By:
	James H. Boyce, III, Director		Andrew C. Nelson, Director

By:		By:
	Robert M. Boyce, Sr., Director		Carl R. Schneider, Jr., Director

By:		By:
	John D’Angelo, Director		Frank L. Walker, Director

By:
Gordon H. Joffrion, III, Director

[Highlands Bank Directors’ Signature Page to Bank Merger Agreement]
IN WITNESS WHEREOF, the undersigned directors, constituting a majority of the board of directors of Highlands Bank, have caused this Bank Merger Agreement to be duly executed and delivered all as of the day and year first written above.
HIGHLANDS BANK,
a Louisiana state bank

By:		By:
	M. Leroy Harvey, Jr., Chairman		Robert A. Connell, Director

By:		By:
	Michael L. Creed, Director		Scott L. Harrington, Director

By:		By:
	Charlie L. Massey, Director		Henry I. Rogillio, Director

By:		By:
	M. Kevin Tomb, Director		Shelton S. Watts, Director

SECRETARY’S CERTIFICATE OF SHAREHOLDER APPROVAL

1.
I hereby certify that I am the Secretary of Investar Bank, a Louisiana state bank, located in the City of Baton Rouge, State of Louisiana (“Investar Bank”) and that I have been duly appointed and am presently serving in that capacity.

2.	I further certify that by written consent dated _______________, 2017, the sole shareholder of Investar Bank adopted and approved the forgoing Bank Merger Agreement.
IN WITNESS WHEREOF, I have executed this certification on this ___day of _______________, 2017.

__________________________________________
___________________________, Secretary

SECRETARY’S CERTIFICATE OF SHAREHOLDER APPROVAL

1.
I hereby certify that I am the Secretary of Highlands Bank, a Louisiana state bank, located in the City of Jackson, State of Louisiana (“Highlands Bank”) and that I have been duly appointed and am presently serving in that capacity.

2.	I further certify that by written consent dated _______________, 2017, the sole shareholder of Highlands Bank adopted and approved the forgoing Bank Merger Agreement.
IN WITNESS WHEREOF, I have executed this certification on this ___day of _______________, 2017.
__________________________________________
___________________________, Secretary

[CEO’s Signature Page to Bank Merger Agreement]
IN WITNESS WHEREOF, Investar Bank and Highlands Bank have caused this Bank Merger Agreement to be executed by their duly authorized officers as of the date first above written, and the officers of each such bank have hereunto subscribed their names.

INVESTAR BANK, a Louisiana state bank

By:______________________________________
John D’Angelo
President and Chief Executive Officer

HIGHLANDS BANK, a Louisiana state bank

By:______________________________________
Michael L. Creed
President and Chief Executive Officer

ACKNOWLEDGEMENT
STATE OF LOUISIANA    §
PARISH OF EAST BATON ROUGE    §
On this the ___ day of _______________, 2017, before me, the undersigned authority, personally came and appeared John D’Angelo, to me personally known, who, being by me duly sworn, declared and acknowledged before me and the undersigned competent witnesses, that he is the President and Chief Executive Officer of Investar Bank, a Louisiana state bank (“Investar Bank”), and that in such capacity he was duly authorized to and did execute the foregoing Bank Merger Agreement on behalf of Investar Bank for the purposes therein expressed and as his and Investar Bank’s free act and deed.
WITNESSES:

Name:		Name:
	(Please print)		(Please print)

Name:
(Please print)

_____________________________________
Notary Public

My Commission Expires: ___________________

ACKNOWLEDGEMENT
STATE OF LOUISIANA    §
PARISH OF EAST FELICIANA    §
On this the ___ day of _______________, 2017, before me, the undersigned authority, personally came and appeared Michael L. Creed, to me personally known, who, being by me duly sworn, declared and acknowledged before me and the undersigned competent witnesses, that he is the President and Chief Executive Officer of Highlands Bank, a Louisiana state bank (“Highlands Bank”), and that in such capacity he was duly authorized to and did execute the foregoing Bank Merger Agreement on behalf of Highlands Bank for the purposes therein expressed and as his and Highlands Bank’s free act and deed.
WITNESSES:

Name:		Name:
	(Please print)		(Please print)

Name:
(Please print)

_____________________________________
Notary Public

My Commission Expires: ___________________

EXHIBIT B
FORM OF VOTING AGREEMENT

EXHIBIT B

FORM OF VOTING AGREEMENT

This Voting Agreement (this “Voting Agreement”), dated as of August 4, 2017, is executed by and among Investar Holding Corporation (“Investar”), a Louisiana corporation, BOJ Bancshares, Inc. (“BOJ”), a Louisiana corporation, and the persons who are signatories hereto (each a “Shareholder” and collectively the “Shareholders”).
RECITALS:
WHEREAS, contemporaneously with the execution of this Voting Agreement, Investar, BOJ, and Investar Interim Corporation, a newly formed Louisiana corporation and a wholly-owned subsidiary of Investar (the “Merger Subsidiary”), are entering into that certain Agreement and Plan of Reorganization (as such agreement may be amended or supplemented from time to time, the “Reorganization Agreement”), pursuant to which BOJ will merge with and into the Merger Subsidiary, with the Merger Subsidiary as the surviving entity (the “Merger”), which will be followed by the merger of Highlands Bank, a Louisiana state bank and wholly-owned subsidiary of BOJ (“Highlands Bank”) with and into Investar Bank, a Louisiana state bank and wholly-owned subsidiary of Investar (“Investar Bank”), with Investar Bank as the surviving entity;
WHEREAS, Louisiana law requires that the Reorganization Agreement and the Merger be approved by the Shareholders of BOJ;
WHEREAS, as a condition and inducement to Investar’s willingness to enter into the Reorganization Agreement, Section 7.19A of the Reorganization Agreement requires that this Voting Agreement be executed by the undersigned Shareholders, contemporaneously with the execution of the Reorganization Agreement, providing that, subject to the terms hereof, each such Shareholder will vote his or her shares of BOJ Stock in favor of approval of the Reorganization Agreement and the transactions contemplated thereby;
WHEREAS, Investar and BOJ are relying on this Voting Agreement in incurring expenses in their continuing review of BOJ’s and Highlands Bank’s business, in preparing the Proxy Statement/Prospectus for the shareholders of BOJ, in proceeding with the filing of applications for regulatory approvals and in undertaking other actions necessary for the consummation of the Merger; and
WHEREAS, any capitalized term not defined herein shall have the meaning set forth in the Reorganization Agreement.

NOW, THEREFORE, in consideration of the substantial expenses that Investar will incur in connection with the transactions contemplated by the Reorganization Agreement and to induce Investar to execute the Reorganization Agreement and to proceed to incur such expenses, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby, severally and not jointly or in solido, agree as follows:
1.Ownership of Shares. Each of the Shareholders hereby severally represents and warrants to Investar and BOJ that such Shareholder is the registered owner or beneficial owner of, or has full voting power with respect to, the number of shares of the BOJ Stock set forth below the Shareholder’s name on the signature page of this Voting Agreement (the “Shares”). While this Voting Agreement is in effect, each Shareholder shall not, directly or indirectly, (a) sell or otherwise dispose of or encumber prior to the record date for the BOJ Meeting referred to in Section 7.03A of the Reorganization Agreement any or all of his or her Shares, except for transfers by operation of law, by will, pursuant to the laws of descent and distribution or as a result of a court order or proceeding, or (b) deposit any of his or her Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of his or her Shares or grant any proxy with respect thereto, other than to other members of the BOJ Board for the purpose of voting to approve the Reorganization Agreement and the transactions contemplated thereby or as provided herein. Any transfer or other disposition in violation of the terms of this Section 1 shall be null and void and of no effect.
2.Voting for Reorganization Agreement. Each Shareholder hereby agrees during the term of this Voting Agreement to vote his or her Shares, and any additional shares of BOJ Stock acquired by such Shareholder after the date hereof and prior to the BOJ Meeting, in favor of the approval and adoption of the Reorganization Agreement and the transactions contemplated thereby at the BOJ Meeting.
3.Acquisition Proposals. Each Shareholder, solely in his capacity as a shareholder and without limiting in any way his ability to exercise his duties as a director or an officer of BOJ or otherwise take any action permitted by the Reorganization Agreement (i) shall not invite or seek any Acquisition Proposal, support (or suggest that anyone else should support) any Acquisition Proposal that may be made, or ask the BOJ Board to consider, support or seek any Acquisition Proposal, or otherwise take any action designed to make any Acquisition Proposal more likely; and (ii) meet or otherwise communicate with any Person that has made or is considering making an Acquisition Proposal or any representative of such Person after becoming aware that the Person has made or is considering making an Acquisition Proposal.
4.Reliance of Parties. Investar and BOJ each represent to each Shareholder that it is relying on this Voting Agreement in incurring expenses in continuing to review BOJ’s business, in preparing the Proxy Statement/Prospectus, in proceeding with the filing of applications for regulatory approvals, and in undertaking other actions necessary for the consummation of the Merger. Each Shareholder and BOJ acknowledges that the performance of this Voting Agreement is intended to benefit Investar.
5.Term. This Voting Agreement shall continue in effect until the earlier to occur of (a) the termination of the Reorganization Agreement in accordance with its terms or (b) the consummation of the Merger.

6.Director and Officer Duties. Nothing in this Voting Agreement shall be deemed to restrict any Shareholder from taking any action in his or her capacity as a director or officer of BOJ that such Shareholder shall believe is necessary to fulfill such Shareholder’s duties and obligations as a director or officer (if applicable).
7.Authority and Enforceability. Each Shareholder has the legal capacity, power and authority to enter into and perform all of the Shareholder’s obligations under this Voting Agreement. This Voting Agreement has been duly and validly executed and delivered by the Shareholder and constitutes the legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms except as the enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors rights. If the Shareholder is married and the Shareholder’s Shares constitute community property, this Voting Agreement has been, to the extent necessary, duly authorized, executed and delivered by, and, if so executed, constitutes a valid and binding agreement of, the Shareholder’s spouse, enforceable against such person in accordance with its terms subject to the foregoing exception.
8.Appraisal Rights. Each Shareholder hereby (a) confirms his/her knowledge of the availability of the appraisal rights of shareholders under the Louisiana Business Corporation Act (“LBCA”) with respect to the Merger and (b) confirms receipt of a copy of the provisions of the LBCA related to the appraisal rights of shareholders. Each Shareholder hereby waives and agrees not to assert, and shall use his/her reasonable efforts to cause any affiliates who hold of record any of the Shareholder’s Shares to waive and not to assert, any appraisal rights with respect to the Merger that the Shareholder or such affiliate may now or hereafter have with respect to any Shares (or any other shares of capital stock of BOJ that the Shareholder shall hold of record at the time that the Shareholder may be entitled to assert appraisal rights with respect to the Merger) whether pursuant to the LBCA or otherwise.
9.Amendment. This Voting Agreement may not be modified, amended, altered or supplemented with respect to a particular Shareholder except upon the execution and delivery of a written agreement executed by Investar, BOJ and such Shareholder.
10.Counterparts. This Voting Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. An electronic scan in “PDF” format of a signed counterpart of this Voting Agreement delivered by electronic mail or otherwise will be sufficient to bind the party or parties whose signature(s) appear thereon.
11.Entire Agreement. This Voting Agreement, together with the Reorganization Agreement and the other agreements contemplated thereby, embody the entire agreement and understanding of the parties hereto in respect to the subject matter contained herein. This Voting Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter contained herein.

12.Notices. All notices, requests, demands and other communications required or permitted hereby shall be in writing and shall be delivered to the addresses of the parties hereto set forth below their signature on the signature pages hereof (or to such other address as any party may have furnished to the others in writing in accordance herewith) ) either personally, by nationally recognized overnight courier service or sent by mail or by electronic mail, and all such communications are deemed delivered (a) in the case of personal delivery or electronic mail, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) Business Days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of an overnight courier service, one (1) Business Day after delivery to such courier service with instructions for overnight delivery. “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in Baton Rouge, Louisiana.
13.Equitable Relief. Each Shareholder recognizes and acknowledges that a breach by such Shareholder of any covenants or agreements contained in this Voting Agreement will cause Investar to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore the parties hereto agree that, in the event of any such breach, Investar shall be entitled to seek the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity. No Shareholder shall be responsible or liable for a breach of this Agreement by any other Shareholder(s).
14.Governing Law; Venue. This Voting Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana, without giving effect to any principles of conflicts of law.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date above written.

INVESTAR HOLDING CORPORATION

By:
Name:	John D’Angelo
Title:	President and Chief Executive Officer

Address:

Investar Holding Corporation
10500 Coursey Blvd. 3rd Floor
Baton Rouge, Louisiana 70816

BOJ BANCSHARES, INC.

By:
Name:	Michael L. Creed
Title:	President and Chief Executive Officer

Address:

BOJ Bancshares, Inc.
1542 Charter Street
Jackson, Louisiana 70748

[Signature Page to Voting Agreement]

Address for Shareholders:	SHAREHOLDERS:

Name:
	Number of Shares:	Common

Name:
	Number of Shares:	Common

Name:
	Number of Shares:	Common

Name:
	Number of Shares:	Common

Name:
	Number of Shares:	Common

Name:
	Number of Shares:	Common

Name:
	Number of Shares:	Common

Name:
	Number of Shares:	Common

Name:
	Number of Shares:	Common

[Shareholder Signature Page to Voting Agreement]

EXHIBIT C
FORM OF NON-COMPETITION AGREEMENT

EXHIBIT C

FORM OF director Non-Competition and
Confidentiality Agreement
This Non-Competition and Confidentiality Agreement (this “Agreement”) dated as of August 4, 2017, is made and entered into by and among Investar Holding Corporation (“Investar”), a Louisiana corporation, BOJ Bancshares, Inc. (“BOJ”), a Louisiana corporation, and _______________, an individual residing in the State of Louisiana (the “Undersigned”).
RECITALS:
WHEREAS, concurrently herewith, BOJ, Investar, and Investar Interim Corporation, a newly formed Louisiana corporation and a wholly-owned subsidiary of Investar (the “Merger Subsidiary”) are entering into that certain Agreement and Plan of Reorganization (as such agreement may be amended or supplemented from time to time, the “Reorganization Agreement”), pursuant to which BOJ will merge with and into the Merger Subsidiary, with the Merger Subsidiary as the surviving entity (the “Merger”);
WHEREAS, following the Merger, Highlands Bank, a Louisiana state bank and wholly-owned subsidiary of BOJ (“Highlands Bank”) will merge with and into Investar Bank, a Louisiana state bank and wholly-owned subsidiary of Investar (“Investar Bank”), with Investar Bank as the surviving entity (the “Bank Merger”);
WHEREAS, Section 7.19B of the Reorganization Agreement contemplates that this Agreement shall be executed by the Undersigned contemporaneously with the execution of the Reorganization Agreement but shall not become effective until the Effective Time;
WHEREAS, the Undersigned will, as a result of his/her equity ownership in BOJ receive pecuniary and other benefits as a result of the Merger;
WHEREAS, the Undersigned, as a director of BOJ and/or Highlands Bank, has had access to certain Confidential Information (as defined below), including, without limitation, information concerning BOJ’s and Highlands Bank’s business and the relationships between BOJ, Highlands Bank and their customers;
WHEREAS, the Undersigned, through his/her association with BOJ and Highlands Bank, has obtained knowledge of the trade secrets, customer goodwill and proprietary information of BOJ, Highlands Bank and their respective businesses, which trade secrets, customer goodwill and proprietary information constitute a substantial asset to be acquired by Investar;
WHEREAS, Investar represents to the Undersigned that Investar would not have entered into the Reorganization Agreement without the Undersigned agreeing to the terms and conditions of this Agreement; and

WHEREAS, any capitalized term not defined herein shall have the meaning set forth in the Reorganization Agreement.
NOW, THEREFORE, based upon the valuable consideration that the Undersigned will receive as a shareholder of BOJ as a result of the Merger and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows, such agreement not to become effective until the Effective Time:
1.    Non-Disclosure Obligations. Except as required by law, rule or regulation or pursuant to a judicial or other governmental order, the Undersigned agrees that he/she will not knowingly make any unauthorized disclosure, directly or indirectly, after the Effective Time of any Confidential Information of Investar, Investar Bank, BOJ, or Highlands Bank, or make any use thereof, directly or indirectly after the Effective Time. The Undersigned also agrees that he/she shall after the Effective Time deliver promptly to Investar at any time at its reasonable request, without retaining any copies thereof, all Confidential Information in his or her possession.
For purposes of this Agreement, “Confidential Information” means Investar’s, Investar Bank’s, BOJ’s and Highlands Bank’s, as applicable, confidential and/or proprietary information and/or trade secrets, including those of its subsidiaries that have been developed or used and that cannot be obtained readily by third parties from outside sources, consisting of the following of Investar, Investar Bank, BOJ and Highlands Bank, as the case may be: information regarding past, current and prospective customers and investors and business affiliates, employees, contractors, and the industry not generally known to the public; strategies, methods, books, records, and documents; technical information concerning products, equipment, services, and processes; procurement procedures, pricing, and pricing techniques, including contact names, services provided, pricing, type and amount of services used; financial data; pricing strategies and price curves; plans or strategies for expansion or acquisitions; budgets; research; financial and sales data; trading methodologies and terms; communications information; evaluations, opinions and interpretations of information and data; marketing and merchandising techniques; electronic databases; models; specifications; computer programs; contracts; bids or proposals; technologies and methods; training methods and processes; organizational structure; personnel information; payments or rates paid to consultants or other service providers. The term “Confidential Information” does not include any information that (i) at the time of disclosure or thereafter is generally available to and known to the public, other than by a breach of this Agreement by the Undersigned; (ii) was available to the Undersigned, prior to disclosure by Investar, Investar Bank, BOJ or Highlands Bank, as applicable, and is not known by the Undersigned to be subject to any fiduciary, contractual or legal obligations of confidentiality; (iii) was independently acquired or developed by the Undersigned without violating any obligations of this Agreement; or (iv) is disclosed with the consent of Investar, Investar Bank, BOJ or Highlands Bank, as applicable. The Undersigned acknowledges that Investar’s business is highly competitive, that the Confidential Information of BOJ and Highlands Bank constitutes an asset acquired by Investar in the Merger, and that Investar has advised the Undersigned the protection of such Confidential Information against unauthorized disclosure and use is of critical importance to Investar.

2.    Non-Competition Obligations. The Undersigned agrees that, for the period (the “Non-Competition Period”) beginning on the Effective Time of the Merger and for two (2) years thereafter, the Undersigned will not, in any capacity, directly or indirectly, do any of the following other than with respect to Investar or any of its Affiliates or as otherwise disclosed to Investar prior to the date hereof:

a)
compete or engage in a business similar to that of Highlands Bank as of the date hereof, in any of the following Louisiana Parishes and Mississippi Counties: East Baton Rouge Parish, East Feliciana Parish, St. Helena Parish, West Feliciana Parish, Amite County, and Wilkinson County (collectively, the “Market Area”);

b)
take any action to invest in, own, manage, operate, control, participate in, be employed or engaged by any partnership, corporation or other business or entity engaging in a business similar to that of Highlands Bank anywhere within the Market Area. Notwithstanding the foregoing, the Undersigned is permitted hereunder to own, directly or indirectly, up to five percent (5%) of the issued and outstanding securities of any publicly traded financial institution conducting business in the Market Area;

c)
(i) call on, service or solicit competing business from customers of Highlands Bank or any of its affiliates as of the Effective Date if, within the twelve (12) months before the date of this Agreement, the Undersigned (A) had or made contact with the customer in the course of the Undersigned’s service with Highlands Bank, or (B) had reviewed Highlands Bank’s files about the customer or (ii) interfere with or damage (or attempt to interfere with or damage) any relationship between Highlands Bank or any of its affiliates and any such customer; or

d)
call on, solicit or induce any employee of Highlands Bank or any of its affiliates whom the Undersigned had contact with, knowledge of, or association with in the course of the Undersigned’s service with Highlands Bank to terminate employment from Highlands Bank or any of its affiliates, and will not assist any other person or entity in such activities.

3.    Non-Competition Covenant Reasonable. The Undersigned acknowledges that the restrictions imposed by this Agreement are legitimate, reasonable and necessary to protect Investar’s acquisition of BOJ and Highlands Bank and the respective goodwill thereof. The Undersigned acknowledges that the scope and duration of the restrictions contained herein are reasonable in light of the time that the Undersigned has been engaged in the business of BOJ and Highlands Bank and the Undersigned’s relationship with the customers of BOJ and Highlands Bank. The Undersigned further acknowledges that the restrictions contained herein are not burdensome to the Undersigned in light of the consideration paid therefor and the other opportunities that remain open to the Undersigned. Moreover, the Undersigned acknowledges that he has and will have other means available to him for the pursuit of his/her livelihood after the Effective Time of the Merger.

4.    Consideration. In consideration for the above obligations of the Undersigned, in addition to those matters set forth in the Recitals to this Agreement, BOJ agrees to provide the Undersigned with the consideration set forth in the Reorganization Agreement.
5.    Enforcement and Legal Remedies. The Undersigned acknowledges and agrees that the breach of any of the covenants made by the Undersigned in this Agreement would cause irreparable injury to Investar, which could not sufficiently be remedied by monetary damages; and, therefore, that Investar shall be entitled to seek such equitable relief as declaratory judgments; temporary, preliminary and permanent injunctions, and order of specific performance to enforce those covenants or to prohibit any act or omission that constitutes a breach thereof. The Undersigned also agrees and understands that such remedies shall be in addition to any and all remedies, including damages, available to Investar or its affiliates against the Undersigned for such breaches or threatened or attempted breaches. If Investar must bring suit to enforce this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs related thereto.
6.    Tolling. In the event that Investar shall file a lawsuit in any court of competent jurisdiction alleging a breach of the non-competition provisions of this Agreement by the Undersigned, then any time period set forth in this Agreement including the time periods set forth above, will be extended one month for each month the Undersigned was found by a non-appealable and final order of a court to be in breach of this Agreement, so that Investar is provided the benefit of the full Non-Competition Period.
7.    Termination. This Agreement is executed in connection with the execution and delivery of the Reorganization Agreement, but shall become effective only on and as of the Effective Time of the Merger. This Agreement shall be null and void and of no force and effect upon the termination of the Reorganization Agreement for any reason prior to the consummation of the transactions contemplated thereby.
8.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana. Exclusive venue of any dispute relating to this Agreement shall be, and is convenient, in East Baton Rouge Parish, Louisiana. The Undersigned agrees that he will not contest venue in East Baton Rouge Parish, Louisiana or the application of Louisiana laws to any dispute relating to this Agreement.
9.    Notices. Except as explicitly provided herein, any notice given hereunder shall be in writing and shall be delivered in person, mailed by first class U.S. mail, postage prepaid or sent by facsimile, electronic mail, courier or personal delivery to the parties at the following addresses unless by such notice a different address shall have been designated:
If to Investar:
Investar Holding Corporation
10500 Coursey Blvd. 3rd Floor
Baton Rouge, Louisiana 70816
Attn: Mr. John D’Angelo
Fax: (225) 300-8617

Electronic mail: john.dangelo@investarbank.com
With a copy to:
Fenimore, Kay, Harrison & Ford, LLP
1000 Walnut Street, Suite 1400
Kansas City, Missouri 64106
Attention: Stephanie E. Kalahurka
Fax: (816) 474-3216
Electronic mail: skalahurka@fkhpartners.com
If to BOJ:

BOJ Bancshares, Inc.
1542 Charter Street
Jackson, Louisiana 70748
Attention: Mr. Michael L. Creed
Fax: (225) 634-3132
Electronic mail: mcreed@thbank.net

With a copy to:
Kantrow Spaht Weaver & Blitzer (APLC)
445 North Boulevard, Suite 300
Baton Rouge, Louisiana 70802
Attention: Lee C. Kantrow, Esq.
Jacob M. Kantrow, Esq.
Fax: (225) 343-0637
Electronic mail: lee@kswb.com
jacob@kswb.com
If to the Undersigned:

Attention:
Fax:
Electronic mail:

All notices sent by mail as provided above shall be deemed delivered three (3) days after deposit in the mail. All notices sent by courier as provided above shall be deemed delivered one day after being sent and all notices sent by facsimile shall be deemed delivered upon confirmation of receipt. All other notices shall be deemed delivered when actually received. Any party to this

Agreement may change its address for the giving of notice specified above by giving notice as herein provided.
10.    Representation by Counsel; Interpretation. Each party to this Agreement acknowledges that he, she or it has had the opportunity to be represented by counsel in the negotiation, preparation, and execution of this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law, including, but not limited to, the doctrine of contra proferentem, or any legal decision which would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties.
11.    Entire Agreement; Amendment. This Agreement represents the entire understanding between the parties relating to the subject matter hereof and supersedes all prior agreements and negotiations between the parties. This Agreement shall not be amended, modified, or altered in any manner except in writing signed by the parties hereto.
12.    Partial Invalidity. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall remain in full force and effect, as if this Agreement has been executed without any such invalid provisions having been included. Such invalid provision shall be reformed in a manner that is both (a) legal and enforceable and (b) most closely represents the parties’ original intent.
13.    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Investar and its successors and assigns, including, without limitation, any successor by merger, consolidation or stock purchase of Investar and any entity or person that acquires all or substantially all of the assets of Investar.
14.    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. A telecopy, facsimile, or scanned “PDF” transmission of a signed counterpart of this Agreement is sufficient to bind the party or parties whose signature(s) appear thereon.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

INVESTAR HOLDING CORPORATION

By:
John D’Angelo
President and Chief Executive Officer

BOJ BANCSHARES, INC.

By:
Michael L. Creed
President and Chief Executive Officer

UNDERSIGNED

Name:

[Signature Page to Director Non-Compete]

EXHIBIT D
FORM OF RELEASE

EXHIBIT D

FORM OF RELEASE
This RELEASE (this “Release”), dated August 4, 2017, is made by _______________________, (the “Releasor”), in favor of BOJ Bancshares, Inc. (“BOJ”), a Louisiana corporation, and Highlands Bank, a Louisiana state bank headquartered in Jackson, Louisiana (“Highlands Bank”).
RECITALS:
WHEREAS, the Releasor is a duly elected or appointed director or executive officer of BOJ and/or Highlands Bank as of the date hereof;
WHEREAS, BOJ, Investar Holding Corporation, a Louisiana corporation (“Investar”), and Investar Interim Corporation, a newly formed Louisiana corporation and a wholly-owned subsidiary of Investar (the “Merger Subsidiary”), are parties to that certain Agreement and Plan of Reorganization dated as of August 4, 2017 (as such agreement may be amended or supplemented from time to time, the “Reorganization Agreement”), pursuant to which BOJ will merge with and into the Merger Subsidiary, with the Merger Subsidiary as the surviving entity (the “Merger”);
WHEREAS, following the Merger, Highlands Bank will merge with and into Investar Bank, a Louisiana state bank headquartered in Baton Rouge, Louisiana and a wholly owned subsidiary of Investar (“Investar Bank”), with Investar Bank surviving the merger;
WHEREAS, it is a covenant of BOJ pursuant to Section 7.19C of the Reorganization Agreement that the Releasor execute and deliver this Release in connection with the execution of the Reorganization Agreement to confirm the absence of, and release, any and all claims by the Releasor Persons (as defined below) other than the Reserved Claims (as defined below) against BOJ and Highlands Bank existing as of the date hereof; and
WHEREAS, the Reorganization Agreement provides that at Closing, the Releasor will also execute and deliver an instrument reaffirming, as of the Closing Date, such director’s or executive officer’s obligations, release of claims, and other covenants contained in this Release.
NOW, THEREFORE, for and in consideration of the premises contained herein, the consummation of the transactions contemplated by the Reorganization Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned Releasor hereby agrees as follows:
1.Capitalized Terms. All capitalized terms not otherwise defined in this Release will have the meanings accorded them in the Reorganization Agreement.
2.Release; Related Matters.

(a)Effective as of the date hereof, the Releasor, on his own behalf and on behalf of his heirs, representatives, executors, and administrators (collectively, the “Releasor Persons”) irrevocably and unconditionally releases, waives and forever discharges BOJ and Highlands Bank and their respective subsidiaries and successors (each, a “Released Party” and collectively, the “Released Parties”) from any and all manners of actions, obligations, liabilities, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands of every type and nature whatsoever, liquidated or unliquidated, to the extent known, in law or equity (each a “Claim” and collectively, the “Claims”) relating to, arising out of or in connection with BOJ or Highlands Bank and their respective businesses or assets, including any Claims arising out of or resulting from the Releasor’s status, relationship, affiliation, rights, obligations or duties as a director, officer, employee or security holder of BOJ or Highlands Bank, as the case may be, for all periods through the date hereof; provided, however, that a Released Party is not released from any of its obligations or liabilities to the Releasor or other Releasor Person(s): (i) in connection with any accrued compensation and rights under any benefit plans or arrangements of BOJ or Highlands Bank existing as of the date hereof; (ii) as to any rights of indemnification and related benefits pursuant to any applicable law, the articles of incorporation or bylaws of either BOJ or Highlands Bank, or otherwise, or to claim insurance coverage or to be defended under any insurance coverage, including without limitation any directors and officers insurance coverage which applies to or benefits directors and/or officers of BOJ or Highlands Bank and which applies to the Releasor or the other Releasor Persons; (iii) in connection with any deposits or accounts of the Releasor or the other Releasor Persons at Highlands Bank as of the date hereof; (iv) any Merger Consideration to which the Releasor or the other Releasor Persons are entitled; and (v) any rights or claims of the Releasor or the other Releasor Persons under the Reorganization Agreement (collectively, the “Reserved Claims”).
(b)The Releasor represents and warrants that in his capacity as a director, officer, employee or security holder of BOJ or Highlands Bank, as applicable, the Releasor has no knowledge of any Claims that the Releasor may have against the Released Parties other than the Reserved Claims. The Releasor further represents and warrants to the Released Parties that the Releasor is the sole owner of, and has not sold, assigned or otherwise transferred (with or without consideration) to any person, any Claims that would otherwise be released by this Release, but for such sale, assignment or transfer.
(c)The Releasor irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Released Party based upon any matter purported to be released hereby.

(d)Each Released Party hereby (a) irrevocably and unconditionally releases, waives and forever discharges the Releasor and the other Releasor Persons from all Claims relating to, arising out of or in connection with BOJ, Highlands Bank, their respective businesses and/or assets, including any Claims arising out of or resulting from the Releasor’s status, relationship, affiliation, rights, obligations and/or duties as a director, officer, employee or security holder of either BOJ or Highlands Bank, as the case may be, for all periods through the date hereof only and (b) irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced or instituted, any proceeding of any kind against any Releasor Persons based upon any matter released hereby.
3.No Admission. Neither the execution or the delivery of this Release, nor the performance of the terms hereof, by any of the parties to this Release will be considered an admission by any of them of any present or past wrongdoing or liability, and any and all such alleged admissions or liabilities are expressly denied by all of the parties to this Release.
4.Covenant Not To Sue. It is expressly intended and agreed that none of the parties to this Release will assert against any other party any claim based on the matters encompassed by this Release, other than with respect to the Reserved Claims.
5.Authority; Representation by Counsel. The Releasor represents and warrants that he has full power and authority to enter into, execute and deliver this Release, all proceedings required to be taken to authorize the execution, delivery and performance of this Release and the agreements and undertakings relating hereto and the transactions contemplated hereby have been validly and properly taken and this Release constitutes a valid and binding obligation of the Releasor in the capacity in which executed. The Releasor further represents and warrants that he has entered into this Release freely of his own accord and without reliance on any representations of any kind or character not set forth herein. The Releasor enters into this Release after the opportunity to consult with his own legal counsel.
6.Successors. This Release shall be binding upon the undersigned Releasor, the Releasor Persons and their respective heirs, executors, and administrators, and shall inure to the benefit of the Releasor, the Releasor Persons, the Released Parties and their respective successors, predecessors, parents, subsidiaries, affiliates and other related parties.
7.Governing Law; Construction. This Release and the rights and obligations of each party subject to this Release will be governed by, and construed and enforced in accordance with, the laws of the State of Louisiana, without giving effect to any principles of conflicts of law. This Release is executed and delivered in connection with and under the Reorganization Agreement, and will be construed as a part of the transactions contemplated by the Reorganization Agreement.
8.Entire Agreement; Amendment. This Release represents the entire understanding between the parties relating to the subject matter of the Release and supersedes all prior agreements and negotiations between the parties. This Release will not be amended, modified, or altered in any manner except in writing signed by the parties to this Release.

9.Severability; Modification. If any term or other provision of this Release is held by a court of competent jurisdiction to be illegal, invalid or unenforceable under present or future laws, (i) such term or provision will be fully severable and this Release will be construed and enforced as if such illegal, invalid or unenforceable provision were not a part of this Release; (ii) the remaining provisions of this Release will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Release; and (iii) there will be added automatically as a part of this Release a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable. If any provision of this Release is so broad as to be unenforceable, the provision will be interpreted to be only as broad as is enforceable.
10.Counterparts. This Release may be signed in multiple counterparts, each of which will be deemed an original, and all executed counterparts together will be deemed to be one and the same instrument. A telecopy, facsimile or electronic scan in “PDF” format of a signed counterpart of this Release will be sufficient to bind the party or parties whose signature(s) appear thereon.
11.Termination of Agreement. This Release is executed and delivered contemporaneously with the execution and delivery of the Reorganization Agreement. If Reorganization Agreement is terminated in accordance with its terms prior to consummation of the Merger, this Release shall not become effective but shall be null and void and of no force or effect.

[Signature Page Follows]

EXHIBIT D
[Signature Page to Release]
IN WITNESS WHEREOF, the parties hereto have executed this Release as of the date first above written.

BOJ BANCSHARES, INC.

By:
John D’Angelo
President and Chief Executive Officer

HIGHLANDS BANK

By:
Michael L. Creed
President and Chief Executive Officer

RELEASOR

EXHIBIT E
EXAMPLE CALCULATION OF ADJUSTED TANGIBLE SHAREHOLDERS’ EQUITY

E-1

Exhibit E
Example Calculation of Adjusted Tangible Shareholders’ Equity
(Includes Estimates -- Example Purposes Only)
3/31/2017

Total Shareholders Equity	$16,464,771
less unrealized gain or loss on AFS securities	$(104,498)
Equity excluding unrealized gain/loss on AFS securities	$16,569,269

Exercise Creed Stock Option	$489,000
S-Corp Distribution	$—
Estimate of 6 months earnings	$800,000
Subtotal	$17,858,269

Reductions to Adjusted Tangible Shareholders' Equity Per Section 2.06A of the Agreement*
A. All costs and expenses related to the merger including professional fees
Legal Fees (estimate)	$125,000
Accounting Fees (estimate)	$25,000

B. Fee to Brokers, Financial Advisor, Investment Banking Firm
Fairness Opinion (estimate)	$15,000

C. Amount of any Future benefits due or will become payable by BOJ under salary continuation, deferred compensation, change in control, severance or other similar agreements

ESOP termination (to be determined)
Employee Expense (MC VAC Expense Due)	$135,000
Reimbursement of tax impact of stock option	$193,017

D. Amount to fully fund or liquidate any employee plan (to be determined)

E. Contract termination fees, penalty or liquidated damages with any third-party service providers

Fiserv	$560,000
Other	$440,000

Total Adjustments	$1,493,017

Estimated Adjusted Tangible Shareholders’ Equity	$16,365,252
* The specific itemized adjustments included in this Exhibit are for example purposes only and may not be inclusive of all costs or fees payable by BOJ related to the Merger and which are required reductions from BOJ’s Adjusted Tangible Shareholders’ Equity pursuant to the terms of the Agreement.

E-2